                                                                    EXHIBIT 10.1

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                           DATED AS OF JANUARY 9, 2006

                                      AMONG

                        VISTEON CORPORATION, AS BORROWER,

                                THE SEVERAL BANKS
                        FROM TIME TO TIME PARTIES HERETO,

                            JPMORGAN CHASE BANK, N.A.
                            AS ADMINISTRATIVE AGENT,

                                       AND

                               CITICORP USA, INC.,
                              AS SYNDICATION AGENT

                                   ----------

                         J.P. MORGAN SECURITIES INC. AND
                         CITIGROUP GLOBAL MARKETS INC.,
                  AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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                                TABLE OF CONTENTS

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SECTION 1. DEFINITIONS..........................................................     1

SECTION 2. THE LOANS............................................................    24
   2.1  The Commitments.........................................................    24
   2.2  Proceeds of Loans.......................................................    24
   2.3  Commitment Fee..........................................................    24
   2.4  Mark-to-Market..........................................................    25
   2.5  Optional Termination or Reduction of Revolving Commitments..............    25
   2.6  Notice of Borrowing; Procedure..........................................    25
   2.7  Extension of Term of Loans; Conversion of Loans.........................    27
   2.8  Register................................................................    29
   2.9  Interest Rates..........................................................    30
   2.10 Interest Payment Dates..................................................    30
   2.11 Overdue Principal and Interest..........................................    30
   2.12 Dates for Payment or Optional Prepayment of Principal...................    31
   2.13 Optional and Mandatory Prepayments; Reimbursement for Certain Costs.....    31
   2.14 Method of Payment.......................................................    33
   2.15 Pro Rata Treatment and Payments.........................................    34
   2.16 Limitation on Eurocurrency Tranches.....................................    35
   2.17 Certain Additional Provisions Relating to Borrowings....................    35
   2.18 Indemnity...............................................................    36

SECTION 3. LETTERS OF CREDIT....................................................    36
   3.1  L/C Commitment..........................................................    36
   3.2  Procedure for Issuance of Letter of Credit..............................    37
   3.3  Fees and Other Charges..................................................    37
   3.4  L/C Participations......................................................    38
   3.5  Reimbursement Obligation of the Company or Affiliate....................    39
   3.6  Obligations Absolute....................................................    39
   3.7  Letter of Credit Payments...............................................    39
   3.8  Applications............................................................    40

SECTION 4. GUARANTEE OF LOANS TO AFFILIATES.....................................    40

SECTION 5. CONDITIONS TO LOANS AND LETTERS OF CREDIT............................    41
   5.1  Each Loan to, or Letter of Credit Issued for the Account of, the Company
           or any Affiliate.....................................................    41
   5.2  Effectiveness of this Agreement; Loans or Letter of Credit Issued for
           the Account of, the Company or any Affiliate.........................    42


                                       -i-

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SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    45
   6.1   Financial Condition....................................................    45
   6.2   No Change..............................................................    45
   6.3   Existence; Compliance with Law.........................................    45
   6.4   Power; Authorization; Enforceable Obligations..........................    46
   6.5   No Legal Bar...........................................................    46
   6.6   Litigation.............................................................    46
   6.7   No Default.............................................................    47
   6.8   Ownership of Property; Liens...........................................    47
   6.9   Intellectual Property..................................................    47
   6.10  Taxes..................................................................    47
   6.11  Federal Regulations....................................................    47
   6.12  Labor Matters..........................................................    48
   6.13  ERISA..................................................................    48
   6.14  Investment Company Act; Other Regulations..............................    48
   6.15  Subsidiaries...........................................................    48
   6.16  Use of Proceeds........................................................    49
   6.17  Environmental Matters..................................................    49
   6.18  Accuracy of Information, etc...........................................    50
   6.19  Security Documents.....................................................    50
   6.20  Copyrights.............................................................    51

SECTION 7. AFFIRMATIVE COVENANTS................................................    51
   7.1   Financial Statements...................................................    51
   7.2   Certificates; Other Information........................................    52
   7.3   Payment of Obligations.................................................    53
   7.4   Maintenance of Existence; Compliance...................................    53
   7.5   Maintenance of Property; Insurance.....................................    53
   7.6   Inspection of Property; Books and Records; Discussions.................    53
   7.7   Notices................................................................    54
   7.8   Environmental Laws.....................................................    54
   7.9   Additional Collateral, etc.............................................    55
   7.10  Post-Closing Matters...................................................    57

SECTION 7A. NEGATIVE COVENANTS..................................................    57
   7A.1  Consolidated Leverage Ratio............................................    57
   7A.2  Indebtedness...........................................................    57
   7A.3  Liens..................................................................    59
   7A.4  Fundamental Changes....................................................    60
   7A.5  Disposition of Property................................................    61
   7A.6  Restricted Payments....................................................    61
   7A.7  Capital Expenditures...................................................    62
   7A.8  Investments............................................................    62
   7A.9  Optional Payments and Modifications of Certain Debt Instruments........    64
   7A.10 Transactions with Affiliates...........................................    64


                                      -ii-

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   7A.11 Sales and Leasebacks...................................................    64
   7A.12 Swap Agreements........................................................    65
   7A.13 Changes in Fiscal Periods..............................................    65
   7A.14 Negative Pledge Clauses................................................    65
   7A.15 Clauses Restricting Subsidiary Distributions...........................    65
   7A.16 Modifications to the MOU; Ford Loan....................................    66
   7A.17 Business of Visteon International Holdings, Inc........................    66
   7A.18 Cash Management........................................................    66

SECTION 8. DEFAULT..............................................................    66
   8.1   Defaults Relating to the Group Members.................................    66
   8.2   Defaults Relating to Bankruptcy of the Group Members...................    69

SECTION 9. ASSIGNMENT; PARTICIPATIONS...........................................    69
   9.1   Successors and Assigns; Participations and Assignments.................    69

SECTION 10. CHANGE IN CIRCUMSTANCES.............................................    72
   10.1  Basis for Determining Interest Rate Inadequate or Unfair...............    72
   10.2  Illegality.............................................................    73
   10.3  Increased Cost.........................................................    74
   10.4  Taxes..................................................................    77
   10.5  Replacement of Banks...................................................    79

SECTION 11. THE AGENTS..........................................................    79
   11.1  Appointment............................................................    79
   11.2  Delegation of Duties...................................................    79
   11.3  Exculpatory Provisions.................................................    80
   11.4  Reliance by Administrative Agent.......................................    80
   11.5  Notice of Default......................................................    80
   11.6  Non-Reliance on Agents and Other Banks.................................    81
   11.7  Indemnification........................................................    81
   11.8  Agent in Its Individual Capacity.......................................    82
   11.9  Successor Administrative Agent.........................................    82
   11.10 Syndication Agent......................................................    82

SECTION 12. MISCELLANEOUS.......................................................    82
   12.1  Notices................................................................    82
   12.2  Term of Agreement......................................................    83
   12.3  No Waivers.............................................................    83
   12.4  New York Law and Jurisdiction..........................................    83
   12.5  Entire Agreement.......................................................    84
   12.6  Payment of Certain Expenses............................................    84
   12.7  Judgment Currency......................................................    85
   12.8  Changes, Waivers, etc.; Adjustments....................................    86
   12.9  Severability...........................................................    87


                                      -iii-

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   12.10 Successors and Assigns.................................................    87
   12.11 Counterparts...........................................................    87
   12.12 Third Party Beneficiaries..............................................    87
   12.13 Electronic Recording...................................................    87
   12.14 Aggregation or Comparison of Amounts in Different Currencies;
            Calculation of Certain Fees.........................................    88
   12.15 USA Patriot Act........................................................    88
   12.16 Intercreditor Agreement................................................    88
   12.17 Reserved...............................................................    88
   12.18 Waiver of Jury Trial...................................................    88
   12.19 Effect of Amendment and Restatement of the Existing Five-Year Revolving
            Credit Agreement....................................................    88
   12.20 Release of Guarantees and Liens........................................    89

Schedule 1.1A      Commitments
Schedule 1.1B      Mortgaged Properties
Schedule 1.1C      Properties transferred to Ford
Schedule 1.1D      Subsidiary Guarantors
Schedule 6.4       Consents
Schedule 6.6       Litigation
Schedule 6.15      Subsidiaries
Schedule 6.19(a)   UCC Filings
Schedule 6.19(b)   Mortgage Filings
Schedule 7A.2(d)   Existing Guarantee Obligations
Schedule 7A.2(e)   Existing Indebtedness of Foreign Subsidiaries
Schedule 7A.2(h)   Existing Permitted Receivables Financings of Foreign
                   Subsidiaries
Schedule 7A.2(o)   Existing Indebtedness of Non-Wholly Owned Subsidiaries
Schedule 7A.3(n)   Existing Liens
Schedule 7A.6(d)   Share Repurchases Pursuant to Employee Programs
Schedule 7A.8(l)   Existing Investments
Schedule 7A.15     Existing Restrictions

Exhibit A     Form of Accession Memorandum
Exhibit B     Form of Assignment and Acceptance
Exhibit C     Form of Compliance Certificate
Exhibit D     Notices
Exhibit E     Form of Guarantee and Collateral Agreement
Exhibit F     Form of Mortgage
Exhibit G     Form of Notice of Borrowing
Exhibit H     Form of Closing Certificate
Exhibit I-1   Form of Legal Opinion of Dickinson Wright PLLC
Exhibit I-2   Form of Legal Opinion of Hodgson Russ LLP
Exhibit J     Form of Solvency Certificate

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 9, 2006, is among VISTEON CORPORATION, a Delaware corporation (the "Company"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Banks"), JPMORGAN CHASE BANK, N.A., as administrative agent (the "Administrative Agent"), and CITICORP USA, INC., as syndication agent (the "Syndication Agent").

     WHEREAS, the Company, certain of the Banks, the Administrative Agent and Bank of America N.A., as syndication agent are parties to the Amended and Restated Five-Year Revolving Loan Credit Agreement dated June 24, 2005 (as amended, the "Existing Five-Year Revolving Credit Agreement");

     WHEREAS, pursuant to the Existing Five-Year Revolving Credit Agreement, certain of the Banks have made loans and other extensions of credit to the Company;

     WHEREAS, as of December 15, 2005, the Company's Short-Term Credit Agreement (as defined herein) has been terminated and all amounts outstanding thereunder have been paid in full;

     WHEREAS, the Company has requested that a term loan facility in an aggregate amount of up to $350,000,000 be added to the Existing Five-Year Revolving Credit Agreement;

     WHEREAS, in connection with the additional term loan facility, the Company has requested that the Existing Five-Year Revolving Credit Agreement be amended and restated in the manner provided for herein; and

     WHEREAS, the parties hereto hereby agree that, subject to the satisfaction of the conditions set forth in Section 5, the Existing Five-Year Revolving Credit Agreement is hereby amended and restated in its entirety to read as follows;

     NOW THEREFORE, the parties hereto hereby agree that, subject to Section 5, the Existing Five-Year Revolving Loan Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

     The following terms, as used herein, have the following respective meanings:

     "A Revolving Obligation" has the meaning set forth in Section 2.17.

     "Accession Memorandum" means a memorandum of an Affiliate substantially in the form of Exhibit A hereto evidencing the Affiliate's agreement to be bound by the terms of this Agreement; provided that such a memorandum shall contain such changes or additional provisions as may be deemed necessary by mutual agreement of the Administrative Agent, the Affiliate and the Company.

     "Administrative Agent" has the meaning set forth in the preamble, it being understood that matters concerning Foreign Currency Loans will be administered by J.P. Morgan Europe Limited and therefore all notices concerning such Foreign Currency Loans will be required to be given at the Foreign Currency Notice Office.

     "Affected Foreign Currency" has the meaning set forth in Section 10.1(c).

     "Affiliate" means any direct or indirect majority-owned subsidiary of the Company and any partnership of which the Company or a direct or indirect majority-owned subsidiary of the Company is a general or unlimited partner. For purposes of this definition, "majority-owned" means ownership of more than 50% of the capital stock of or other equity interest in, or more than 50% of the voting power with respect to, an entity.

     "Agents" means the Administrative Agent and the Syndication Agent collectively.

     "Aggregate Exposure" means, with respect to any Bank at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Bank's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Bank's Term Loans and (ii) the amount of such Bank's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Bank's Revolving Extensions of Credit then outstanding.

     "Aggregate Exposure Percentage" means, with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank's Aggregate Exposure at such time to the Aggregate Exposure of all Banks at such time.

     "Aggregate Revolving Commitments" means, at any time, the aggregate amount of the Revolving Commitments then in effect. The original aggregate amount of the Revolving Commitments is $771,512,500.

     "Aggregate Revolving Extensions of Credit" means at any time, the aggregate amount of Revolving Extensions of Credit of the Banks outstanding at such time.

     "Aggregate Loans" means the total principal amount of all outstanding
Loans.

     "Agreement" means this Second Amended and Restated Credit Agreement, together with the exhibits hereto, as amended from time to time.

     "Amended and Restated Five-Year Term Loan Agreement" means the Amended and Restated Five-Year Term Loan Agreement dated as of June 24, 2005, among the Company, the several banks from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and Citicorp USA, Inc., as syndication agent, as amended from time to time.

     "Application" means an application, in such form as any Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.

     "Approved Fund" has the meaning set forth in Section 9.1.

     "Arrangers" means the collective reference to J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

     "Asset Sale" means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses
(a) through (e), (g), (j) and (k) of Section 7A.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

     "Assignment and Acceptance" means an Assignment and Acceptance, substantially in the form of Exhibit B.

     "Available Revolving Commitment" means as to any Revolving Bank at any time, an amount equal to the excess, if any, of (a) such Bank's Revolving Commitment then in effect over (b) such Bank's Revolving Extensions of Credit then outstanding.

     "B Revolving Obligation" has the meaning set forth in Section 2.17.

     "Bank Facilities Secured Parties" has the meaning set forth in the Intercreditor Agreement.

     "Banks" has the meaning provided in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Banks shall be deemed to include any Conduit Bank.

     "Bank's Actual Reserve Cost" has the meaning set forth in Section 10.3(b).

     "Base Rate" means for any day the greater of (i) an annual rate of interest equal to that announced generally from time to time by the Administrative Agent at its Domestic Lending Office as its prime rate, base rate or equivalent rate and in effect on such day and (ii) the Federal Funds Effective Rate plus 0.50%.

     "Base Rate Loan" means any loan hereunder denominated in United States dollars which the Company (on behalf of itself or an Affiliate) specifies pursuant to Section 2.6 or Section 2.7 as a Base Rate Loan.

     "Base Rate Margin" means 3.50%.

     "Benefitted Bank" has the meaning set forth in Section 12.8(b).

     "Borrowing" means a borrowing hereunder consisting of a Loan made to the Company or an Affiliate by any Bank. A Borrowing is a "Domestic Borrowing" if such Loan is a Domestic Loan, a "Eurocurrency Borrowing" if such Loan is a Eurocurrency Loan or a "Foreign Currency Borrowing" if such Loan is a Foreign Currency Loan.

     "Business" has the meaning set forth in Section 6.17(b).

     "Calculation Date" means, with respect to each Foreign Currency, the fifteenth and last day of each calendar month (or, if such day is not a Foreign Currency Business Day, the next succeeding Foreign Currency Business Day) and such other days from time to time as the Administrative Agent shall designate as a "Calculation Date", provided that (a) the second Foreign Currency Business Day preceding the date on which each Foreign Currency Loan is made, and each date of any continuation of, any Foreign Currency Loan shall also be a "Calculation Date" with respect to such Foreign Currency and (b) with respect to any monetary limitations set forth in
Section 7A (other than Section 7A.1), the date of any action taken pursuant to
Section 7A (other than Section 7A.1) which is subject to such monetary limitations shall also be a "Calculation Date" but solely for purposes of
Section 8.1(c).

     "Capital Expenditures" means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     "Capital Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Bank or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money

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                                                                               5


market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

     "Change of Control" means (i) more than 50% in voting power of the voting securities of the Company shall be held by any person or persons who "act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities" of the Company within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or (ii) persons whose election to the Board of Directors shall not have been recommended by the committee of the Board of Directors charged with such recommendations shall constitute a majority of the members of the Board of Directors of the Company.

     "CNTA Exception" means the exception set forth in Section 4.06 of the Existing Indenture providing that the Company and certain of its Subsidiaries may issue or assume Debt (as defined in the Existing Indenture) and Attributable Debt (as defined in the Existing Indenture) which is secured by a Mortgage (as defined in the Existing Indenture) on certain assets of the Company and certain of its Subsidiaries without requiring the Securities (as defined in the Existing Indenture) to be equally and ratably secured so long as such Debt and Attributable Debt does not exceed 15% of Consolidated Net Tangible Assets as reflected in the audited consolidated financial statements for the most recently completed fiscal year prior to the date such secured Debt or Attributable Debt is issued or assumed.

     "Collateral" means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     "Collateral Agent" means JPMorgan Chase Bank, N.A. and its successors and assigns in its capacity as Collateral Agent under the Intercreditor Agreement.

     "Commitment" means, as to any Bank, the sum of the Term Loan Commitment and the Revolving Commitment of such Bank.

     "Commitment Fee" has the meaning set forth in Section 2.3(c).

     "Commitment Quarter" means each of the respective three-month periods during the term of this Agreement ending on September 30, December 31, March 31 and June 30.

     "Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

     "Compliance Certificate" means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

     "Conduit Bank" means any special purpose corporation organized and administered by any Bank for the purpose of making Loans otherwise required to be made by such Bank and designated by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit

Bank shall not relieve the designating Bank of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Bank fails to fund any such Loan, and the designating Bank (and not the Conduit Bank) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Bank, and provided, further, that no Conduit Bank shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 10.3, 10.4 or 12.6 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Bank or (b) be deemed to have any Commitment.

     "Confidential Information Memorandum" means the Confidential Information Memorandum dated December 2005 and furnished to certain Banks.

     "Consolidated EBIT" means, for any period, as to any person, the consolidated net income (or loss) of such Person for such period determined in accordance with GAAP, plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense and (b) interest expense.

     "Consolidated EBITDA" means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (d) depreciation and amortization expense, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any Permitted Non-Recurring Expenses or Losses, (g) an aggregate amount of up to $34,000,000 for, without duplication, the June 2005 write-off of a receivable from Collins & Aikman (net of any reserves taken for such write-off), (h) charges subject to Pending Reimbursements from Ford which have not yet been reimbursed prior to the end of such period, (i) with respect to any discontinued operation, any loss resulting therefrom and (j) any one-time non-cash expenses or losses resulting from the closing of the Outsourcing Initiative; and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any non-recurring income or gains, (ii) with respect to any discontinued operation, any gain resulting therefrom, and (iii) any one-time income or gains from the closing of the Outsourcing Initiative, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA during any four quarter period in which a Material Acquisition or a Material Disposition has occurred, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such four quarter period.

     "Consolidated Leverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending as of such date.

     "Consolidated Net Income" means for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Tangible Assets" means, as calculated in accordance with GAAP, as of the date of determination, all amounts that would be set forth the caption "total assets" (or any like caption) on a consolidated balance sheet of the Company and its consolidated Subsidiaries less (i) all current liabilities and (ii) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of the Company and its consolidated Subsidiaries.

     "Consolidated Total Debt" means, as of any date and without duplication,
(i) the aggregate principal amount of all Debt of the Company and its Subsidiaries on a consolidated basis minus (ii) Consolidated Total Net Cash up to an aggregate amount of $900,000,000 as of such date, minus (iii) any Pending Reimbursement from Ford which has not yet been reimbursed as of such date.

     "Consolidated Total Net Cash" means, as of any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "cash and cash equivalents" (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Core Assets" means assets used to manufacture or produce goods for sale in climate control, interiors and electronics lines of business.

     "Debt" means, as of any date, as to any Person, the sum of, without duplication (a) the amount outstanding on such date under notes, bonds, debentures, commercial paper, or other similar evidences of indebtedness for money borrowed of such Person and (b) all other amounts that would appear as debt on a consolidated balance sheet of such Person and its Subsidiaries as of such date in accordance with GAAP (excluding items which appear in the footnotes only).

     "Default" means any of the events set forth in Section 8.1 and 8.2, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Disposition" means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

     "Domestic Business Day" means any day, except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or regulation to close.

     "Domestic Funding Office" means the office of the Administrative Agent specified in Exhibit D hereto or such other office as may be specified from time to time by the Administrative Agent by written notice to the Company and the Banks as its funding office for the purpose of funding or payment of Domestic Loans.

     "Domestic Lending Office" means, as to any Bank, the office, branch or affiliate of such Bank in the continental United States as it may from time to time designate as the Domestic Lending Office by notice to the Administrative Agent.

     "Domestic Loan" means any Loan made pursuant to Section 2.1 denominated in United States dollars which the Company (on behalf of itself or an Affiliate) specifies pursuant to Section 2.6 or Section 2.7 as a Base Rate Loan.

     "Domestic Subsidiary" means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

     "Effective Date" means January 9, 2006.

     "Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, natural resources or the environment, as now or may at any time hereafter be in effect.

     "Equivalent" means, in relation to any amount in United States dollars, at any date, the amount obtained by converting such amount in United States dollars into a specified Foreign Currency at the Exchange Rate for such Foreign Currency, or vice versa, as applicable.

     "ERISA" means the Employee Retirement Income Security Act of 1974 of the United States, as amended.

     "Euro" means the single currency of participating Member States of the European Union that adopt a single currency in accordance with the Treaty on European Union signed on February 7, 1992.

     "Eurocurrencies" means United States dollars and Foreign Currencies.

     "Eurocurrency Loan" means any Loan made pursuant to Section 2.1 denominated in any Eurocurrency which the Company (on behalf of itself or an Affiliate) specifies pursuant to Section 2.6 or Section 2.7 as a Eurocurrency Loan.

     "Eurocurrency Margin" means 4.50%.

     "Eurocurrency Tranche" means the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "Eurodollar Business Day" means any day, except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or regulation to close, on which commercial banks in New York City are open for trading in United States dollar deposits in the interbank eurodollar market.

     "Eurodollar Funding Office" means the office of the Administrative Agent specified in Exhibit D hereto or such other office as may be specified from time to time by the Administrative Agent by written notice to the Company and the Banks as its funding office for the purpose of funding or payment of Eurocurrency Loans which are denominated in United States dollars.

     "Eurodollar Lending Office" means, as to any Bank, the office, branch or affiliate of such Bank as it may from time to time designate as the Eurodollar Lending Office by notice to the Administrative Agent.

     "Event of Default" means any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Event of Default - Bankruptcy" means any of the events specified in
Section 8.2, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Excepted Secured Debt Amount" means, on any date, an amount equal to 15% of Consolidated Net Tangible Assets, determined based on the most recent audited consolidated financial statements of the Company available to the Collateral Agent.

     "Exchange Rate" means on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Foreign Currency Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

     "Excluded Entities" means Atlantic Automotive Components, LLC, GCM/Visteon Automotive Systems, LLC, GCM/Visteon Automotive Leasing, LLC, Toledo Mold & Die, Inc., AutoNeural Systems, LLC and MIG-Visteon Automotive Systems, LLC and any other Subsidiary created after the Effective Date in connection with the establishment of a joint venture with any Person (other than a Group Member) which Subsidiary is not, and was never, a Wholly Owned Subsidiary.

     "Existing Indenture" means the Amended and Restated Indenture between the Company and J.P. Morgan Trust Company, National Association, dated as of March 10, 2004, as in effect as of the date hereof.

     "Existing Five-Year Revolving Credit Agreement" has the meaning set forth in the recitals to this Agreement.

     "Facility" means each of the Term Loan Facility and the Revolving Facility.

     "Federal Funds Effective Rate" means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Domestic Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

     "Fee Payment Date" means each of (a) the tenth Domestic Business Day following the last day of each Commitment Quarter and (b) the Termination Date.

     "Five-Year Term Loan Amendment" means the amendment dated the date hereof with respect to the Amended and Restated Five-Year Term Loan Agreement.

     "Ford" means Ford Motor Company.

     "Ford Documentation" means the definitive documentation executed in connection with the Ford Transactions.

     "Ford Transactions" means the collective reference to (i) the transfer of the properties listed on Schedule 1.1(C) and certain associated assets from the Company to one or more separate entities that were acquired by Ford, (ii) the termination of the leasing arrangements for approximately 17,400 Ford-UAW employees, (iii) the relief by Ford of the Company's liability, including approximately $1,500,000,000 of previously deferred gains related to Ford-UAW post-retirement health care and life insurance benefit obligations, for former assigned employees and retirees and certain salaried retirees in an aggregate amount of approximately $2,000,000,000, (iv) the transfer of all assets in the Company UAW Voluntary Employee Beneficiary Association to the Ford-UAW Voluntary Employee Beneficiary Association, (v) the reimbursement by Ford of up to $550,000,000 of additional restructuring actions by the Company, (vi) the payment by Ford of certain transferred inventory based on net book value at the time of the closing of the Ford Transactions, (vii) the loan by Ford to the Company in an amount of up to $250,000,000 (it being understood that such loan was terminated on September 30, 2005) and (viii) the issuance by the Company to Ford of warrants to purchase 25,000,000 shares of the Company's common stock at an exercise price of $6.90 per share and (ix) any other transactions described in the Ford Documentation.

     "Foreign Currency" means British Pounds Sterling and the euro.

     "Foreign Currency Business Day" means any day, except a Saturday, Sunday or other day on which the commercial banks in London, England are authorized or obligated by law or regulation to close, on which the commercial banks in London, England are open for international business (including dealings in deposits in the relevant currency in the interbank eurocurrency market), provided that when used in connection with Foreign Currency Loans denominated in euros, the term "Foreign Currency Business Day" shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in euros.

     "Foreign Currency Funding Office" means the office of the Administrative Agent specified in Exhibit D hereto or such other office as may be specified from time to time by the Administrative Agent by written notice to the Company and the Banks as its funding office for the purpose of funding or payment of Foreign Currency Loans denominated in a Foreign Currency.

     "Foreign Currency Lending Office" means, as to any Bank, the office, branch or affiliate of such Bank as it may from time to time designate as the Foreign Currency Lending Office by notice to the Administrative Agent.

     "Foreign Currency Loans" means any Eurocurrency Loan hereunder denominated in a Foreign Currency.

     "Foreign Currency Notice Office" means the Administrative Agent's office located at 125 London Wall, London or such other office in London as may be designated by the Administrative Agent by written notice to the Company and the Banks.

     "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States as applied to the Company.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

     "Group Members" means the collective reference to the Company and its Subsidiaries.

     "Guarantee" means the guarantee and other obligations of the Company set forth in Section 4.

     "Guarantee and Collateral Agreement" means the Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit E.

     "Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any

Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

     "Guaranteed Affiliate Obligations" has the meaning set forth in Section 4.

     "Immaterial Subsidiary" means a Subsidiary other than a Material
Subsidiary.

     "Indebtedness" means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses, in each case incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.1(f) only, all obligations of such Person in respect of Swap Agreements. To the extent not otherwise included, Indebtedness shall include an amount equal to the aggregate net outstanding amount theretofore paid by lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by the receivables subject to such Permitted Receivables Financing, as reduced from time to time by collections received by such lenders or purchasers or any discharge of the obligation to repay or repurchase such receivables.

     "Indemnified Liabilities" has the meaning set forth in Section 12.6(d).

     "Indemnitee" has the meaning set forth in Section 12.6(d).

     "Insolvency" means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent" means pertaining to a condition of Insolvency.

     "Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Intercreditor Agreement" means the Intercreditor Agreement dated as of June 24, 2005 among the Collateral Agent, the Company, each Subsidiary Guarantor, the Administrative Agent and the administrative agents under each of the Short-Term Credit Agreement and the Amended and Restated Five-Year Term Loan Agreement, as the same may amended from time to time.

     "Interest Period" means with respect to each Eurocurrency Loan:

          (a) initially, the period commencing on the date of Borrowing with respect to such Loan (or in the case of a Loan which has been converted into a Eurocurrency Loan, on the date specified in Section 2.7) and ending one, two, three or six months (or, to the extent available to all Banks, one or two weeks) thereafter, as the Company (on behalf of itself or an Affiliate) may elect pursuant to Section 2.6 or Section 2.7; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period for such Borrowing and ending one, two, three or six months (or, to the extent available to all Banks, one or two weeks) thereafter, as the Company (on behalf of itself or an Affiliate) may elect pursuant to Section 2.7;

     provided, however, that:

               (i) any such Interest Period which would otherwise end on a day which is not a Eurodollar Business Day (or a Foreign Currency Business Day, in the case of Loans denominated in a Foreign Currency) shall be extended to the next succeeding Eurodollar Business Day or Foreign Currency Business Day, as the case may be, unless such Eurodollar Business Day or Foreign Currency Business Day, as the case may be, falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day or Foreign Currency Business Day, as the case may be,

               (ii) any such Interest Period which begins on the last Eurodollar Business Day or Foreign Currency Business Day, as the case may be, of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on a day which is the last Eurodollar Business Day or Foreign Currency Business Day, as the case may be, of the applicable calendar month; and

               (iii) the Company (on behalf of itself or an Affiliate) may not elect an Interest Period that would end later than the Termination Date.

     "Investment Basket" has the meaning set forth in Section 7A.8(j).

     "Issuing Bank" means JPMorgan Chase Bank, Bank of America N.A. or any of up to two other Banks that may become Issuing Banks hereunder from time to time by entering into separate agreements among such other Banks and the Company.

     "L/C Commitment" means $250,000,000.

     "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants" means, with respect to any Letter of Credit, the collective reference to all the Revolving Banks other than the applicable Issuing Bank.

     "Letters of Credit" has the meaning set forth in Section 3.1(a).

     "LIBO Rate" means with respect to any Eurocurrency Loan for any Interest Period, the London interbank offered rate for deposits in the relevant currency appearing on Telerate Page 3750 (or in the case of a Foreign Currency Borrowing, the rate appearing on the Page for the applicable Foreign Currency) as of 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the beginning of such Interest Period for the period commencing on the date of such Eurocurrency Loan and ending on a maturity date comparable to that of the applicable Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or, in the case of Foreign Currencies, the applicable Page of the Telerate screen), the "LIBO Rate" shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in identical currencies at or about 11:00 a.m., local time, two Foreign Currency Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "Lien" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

     "Liquidation Subsidiary" means the Immaterial Subsidiary separately identified to the Administrative Agent and the Banks in writing prior to the Effective Date as the "Liquidation Subsidiary", which Subsidiary may be liquidated or otherwise become subject to events of the type described in
Section 8.2 after the Effective Date or which may be dissolved after the Effective Date.

     "Loan" means any Domestic Loan or Eurocurrency Loan.

     "Loan Documents" means this Agreement, each Accession Memorandum, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

     "Loan Party" means any Group Member party to a Loan Document; provided that any Affiliate borrower hereunder shall not be a Loan Party for the purposes of
Section 7.9 and Section 7A.

     "Majority Facility Banks" means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Aggregate Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Aggregate Revolving Commitments).

     "Mandatory Cost Rate" has the meaning set forth in Section 10.3(a).

     "Material Acquisition" means any one or more acquisitions of any business entity or entities, or of any operating unit or units of any business entity or entities, that become consolidated with the Company in accordance with GAAP and that involve the payment of consideration (including, without limitation, the assumption of debt) by the Company and its Subsidiaries in excess of $25,000,000 in the aggregate during any Commitment Quarter.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights and remedies of the Administrative Agent or the Banks hereunder or thereunder; provided that events, developments and circumstances disclosed in the Company's most recent public filings on forms 10-K, 10-Q and 8-K as of the date which is five Business Days prior to the Effective Date (it being understood that the Company shall notify the Banks of all public filings through such date) or in the Confidential Information Memorandum (and any shareholders' litigation arising out of such disclosed matters) shall not be considered to have such a material adverse effect (although subsequent events, developments and circumstances relating to such disclosed matters which reveal material adverse changes in such disclosed matters may be considered in determining whether such subsequent events, developments and circumstances have had or could reasonably be expected to have a Material Adverse Effect).

     "Material Disposition" means any one or more dispositions by the Company or a Subsidiary of any business entity or entities, or of any operating unit or units of the Company or a Subsidiary, that become unconsolidated with the Company in accordance with GAAP and that involve the receipt of consideration by the Company and its Subsidiaries in excess of $25,000,000 in the aggregate during any Commitment Quarter; provided that the dispositions made in connection with the Ford Transactions shall not be considered Material Dispositions.

     "Material Group Members" means all Group Members other than Immaterial Subsidiaries (it being understood that "Material Group Members" shall include all Affiliate borrowers hereunder).

     "Material Subsidiary" means any Subsidiary of the Company with revenues of more than 10% of the consolidated revenues of the Company and its Subsidiaries and Consolidated EBIT of more than 0 as of the last fiscal year for which financial statements have been delivered.

     "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could result in the imposition of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "Maturity Date" means (a) for any Base Rate Loan, the Termination Date or,
(b) for any Eurocurrency Loan the last day of the final Interest Period for such Loan specified by the Company (on behalf of itself or an Affiliate) pursuant to
Section 2.6 or Section 2.7.

     "Moody's" means Moody's Investors Service, Inc.

     "Mortgaged Properties" means the real properties listed on Schedule 1.1B and any other real properties with respect to which the Collateral Agent for the benefit of the Bank Facilities Secured Parties shall be granted a Lien pursuant to a Mortgage in accordance with Section 7.9, as to which the Collateral Agent for the benefit of the Bank Facilities Secured Parties shall be granted a Lien pursuant to the Mortgages.

     "Mortgages" means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Bank Facilities Secured Parties, substantially in the form of Exhibit F (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

     "Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "National Currency Unit" means a non-decimal expression of the euro based upon a fixed conversion rate between the euro and the former national currency of a Participating Member State, as contemplated by Council Regulation (EC) No. 1103/97 dated June 17, 1997.

     "Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     "Non-Excluded Taxes" has the meaning set forth in Section 10.4(a).

     "Non-Loan Party Intercompany Debt Basket" has the meaning set forth in
Section 7A.8(h).

     "Non-Recourse Debt" means all Indebtedness which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of the Company as a liability.

     "Non-U.S. Bank": has the meaning set forth in Section 10.4(d).

     "Normal Banking Hours" with respect to the Notice Office of the Administrative Agent means the period from 9:00 a.m. to 5:00 p.m. in the time zone in which the Notice Office is located on a Domestic Business Day.

     "Note" means any promissory note evidencing Loans.

     "Notice Office" means the office of the Administrative Agent in the continental United States specified as such in Exhibit D hereto or such other office of the Administrative Agent in the continental United States as it may hereafter designate as the Notice Office by notice to the Company.

     "Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company and any Affiliate, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company (and its Affiliates) to the Administrative Agent or to any Bank (or in the case of Specified Swap Agreements, any affiliate of any Bank), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any cash management arrangements with any Bank, or any other document made, delivered or given in connection herewith or therewith or any Letter of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Company pursuant hereto) or otherwise.

     "Original Effective Date" means June 24, 2005.

     "Other Securitization Assets" means, with respect to any Receivable subject to a Permitted Receivables Financing, all collections relating to such Receivable and all lock-boxes and similar arrangements and collection accounts into which the proceeds of such Receivable or a Related Security with respect to such Receivable are collected or deposited, all rights of the Company or any Subsidiary in, to and under the related purchase and sale agreements, and all other rights and payments relating to such Receivable.

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     "Outsourcing Initiative" means collectively (a) any sale or transfer for fair market value (taking into account the terms and conditions of the purchase agreement described in clause (b) below) by the Company or any Subsidiary of Core Assets related to a particular line of business (or a portion thereof) to any Person; provided that the book value of such Core Assets shall not exceed $250,000,000, and (b) an agreement by the Company or any Subsidiary to purchase parts relating to such line of business (or portion thereof) from such Person.

     "Participant" has the meaning set forth in Section 9.1.

     "Participating Member State" means a Member State of the European Union that has adopted, and is at the time of inquiry utilizing, the euro as its currency.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "Pending Reimbursement" means reimbursements for restructuring charges taken by the Company which are eligible for reimbursement by Ford pursuant to the Ford Documentation (with eligibility determined as of the date of delivery of the Compliance Certificate for the relevant period pursuant to Section 6.2(a)) but which have not yet been reimbursed by Ford as of the last day of the relevant period; provided that such Pending Reimbursements shall not exceed $200,000,000 in the aggregate for any period. The compliance certificate delivered in connection with the relevant financial statements shall include all information and calculations with respect to the Pending Reimbursements.

     "Permitted Encumbrances" means the liens permitted under Sections 7A.3(a) through (e) of this Agreement.

     "Permitted Non-Recurring Expenses or Losses" means (i) non-recurring non-cash expenses or losses, (ii) non-recurring cash expenses or losses reported on or prior to June 30, 2005, and (iii) non-recurring cash expenses or losses in an amount not to exceed $350,000,000 in the aggregate reported after June 30, 2005; provided that such non-recurring cash expenses or losses shall not exceed $100,000,000 during the period from July 1, 2005 through December 31, 2005.

     "Permitted Receivables Financing" means at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to the sale or financing of Receivables and any Related Security or other similar off balance sheet financings of Receivables and any Related Security of the Company or any of its Subsidiaries (it being understood that Standard Securitization Undertakings shall be permitted in connection with such financings).

     "Permitted Restructuring Financing" has the meaning set forth in the definition of Permitted Restructuring Transaction.

     "Permitted Restructuring Transaction" means the sale, transfer or contribution by the Company or any Subsidiary (the "Assignor") of its ownership interest in a Foreign Subsidiary to another Foreign Subsidiary of the Company (the "Acquiring Subsidiary") for cash consideration to be paid by the Acquiring Subsidiary from (i) a loan from a Person (other than a Group Member) to the Acquiring Subsidiary (a "Permitted Restructuring Financing") permitted under
Section 7A.2, (ii) an intercompany loan from the Company or another Subsidiary to the Acquiring Subsidiary otherwise permitted hereunder or (iii) cash or Cash Equivalents of the Acquiring Subsidiary (not representing proceeds described in clauses (i) and (ii) above).

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan" means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Pro Forma Balance Sheet" has the meaning set forth in Section 5.2(d).

     "Projections" has the meaning set forth in Section 4.2(d).

     "Properties" has the meaning set forth in Section 6.17(a).

     "Receivable" means any indebtedness and other obligations owed to the Company or the relevant Subsidiary, or in which such party has a security interest or other interest, or any right of the Company or such Subsidiary to payment from or on behalf of an obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Company or such Subsidiary, including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

     "Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

     "Register" has the meaning set forth in Section 2.8.

     "Regulation D" has the meaning set forth in Section 10.3(a).

     "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

     "Regulatory Change" has the meaning set forth in Section 10.3(a).

     "Reimbursement Obligation" means the obligation of the Company or an Affiliate to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Reinvestment Deferred Amount" means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to
Section 2.13(c) as a result of the delivery of a Reinvestment Notice.

     "Reinvestment Event" means any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

     "Reinvestment Notice" means a written notice executed by a Responsible Officer stating that no Event of Default or Event of Default - Bankruptcy has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than an Asset Sale permitted under Section 7A.5(f)) or Recovery Event to acquire or repair fixed or capital assets useful in its business.

     "Reinvestment Prepayment Amount" means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Company's business.

     "Reinvestment Prepayment Date" means with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Company's business with all or any portion of the relevant Reinvestment Deferred Amount.

     "Related Security" means with respect to any Receivable, (a) all of the Company's (or the relevant Subsidiary's) interest, in any inventory and goods (including returned or repossessed inventory and goods), and documentation or title evidencing the shipment or storage of any inventory and goods (including returned or repossessed inventory and goods), relating to any sale giving rise to such Receivable, and all insurance contracts with respect thereto; (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, together with all UCC financing statements or similar filings and security agreements describing any collateral relating thereto; (c) all guaranties, letters of credit, letter of credit rights, supporting obligations, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable; (d) all service contracts and other contracts, agreements, instruments and other writings associated with such Receivable; (e) all records related to such Receivable or any of the foregoing; (f) all of the Company's or relevant Subsidiary's right, title and interest in, to and under the sales agreement and related performance guaranty and the like in respect of such Receivable; and (g) all proceeds of any of the foregoing.

     "Remaining Present Value" means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined at a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

     "Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
Section 4043.

     "Required Banks" means, at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid amount of the Term Loans then outstanding and
(ii) the Aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Extensions of Credit then outstanding.

     "Requirement of Law" means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Reserves" has the meaning set forth in Section 10.3(b).

     "Reset Date" has the meaning set forth in Section 2.4.

     "Responsible Officer" means the chief executive officer, president, chief financial officer or treasurer of the Company, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Company.

     "Revolving Bank" means each Bank that has a Revolving Commitment or that holds Revolving Loans.

     "Revolving Commitment" means, as to any Bank, the obligation of such Bank, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Bank's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Bank became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

     "Revolving Extensions of Credit" means as to any Revolving Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Bank then outstanding and (b) such Bank's Revolving Percentage of the L/C Obligations then outstanding.

     "Revolving Facility" means the Revolving Commitments and the Revolving Extensions of Credit made thereunder.

     "Revolving Loans" has the meaning set forth in Section 2.1(a).

     "Revolving Percentage" means, as to any Bank at any time, the percentage which such Bank's Commitment then constitutes of the Aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank's Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding.

     "S&P" means Standard & Poor's Ratings Group.

     "Sale-Leaseback Transaction" has the meaning set forth in Section 7A.11.

     "Security Documents" means the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     "Short-Term Credit Agreement" the Credit Agreement dated as of June 24, 2005 among the Company, the several Banks from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent and Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc. and Sumitomo Mitsui Banking Corporation, as documentation agents, as amended from time to time.

     "Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

     "Specified Swap Agreement" means any Swap Agreement entered into by the Company and any Bank or affiliate thereof in respect of interest rates, currency exchange rates or commodity prices.

     "Spot Rate" means, on any day, with respect to two currencies, the arithmetic mean of the buy and sell spot rates of exchange for the purchase and sale of such two currencies for each other as publicly or generally quoted by the Administrative Agent on the date of the determination, or if the Administrative Agent is not publicly or generally quoting such exchange rates on such date, then such rate as the Administrative Agent shall determine in good faith for purposes hereof.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary which are reasonably customary in a securitization or other similar off balance sheet financings of Receivables and any Related Security, including, without limitation, those relating to the servicing of assets of such securitization or financing; provided that in no event shall Standard Securitization Undertakings include any guarantee of indebtedness incurred in connection with the such securitization or such financing.

     "Subsidiary" means a corporation, partnership, limited liability company or other entity which would be consolidated on the balance sheets of the Company and its Subsidiaries in accordance with GAAP. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. For purposes of the definition of "Consolidated Total Debt", "Subsidiary" shall be deemed to include the Special Purpose Borrower (as defined in the Amended and Restated Five-Year Term Loan Agreement).

     "Subsidiary Guarantor" means each domestic Subsidiary of the Company other than the Excluded Entities, Visteon Receivables LLC and Oasis Holdings Statutory Trust.

     "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a "Swap Agreement".

     "Term Bank" each Bank that has a Term Loan Commitment or that holds a Term Loan.

     "Term Loan Commitment" as to any Bank, the obligation of such Bank, if any, to make a Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Bank's name on
Schedule 1.1A. The original aggregate amount of the Term Loan Commitments is $350,000,000.

     "Term Loan Facility" means the Term Loan Commitments and the Term Loans made thereunder.

     "Term Loans" has the meaning set forth in Section 2.1(b).

     "Term Percentage" means, as to any Term Bank at any time, the percentage which such Bank's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Bank's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

     "Termination Date" means June 20, 2007.

     "United States dollars" and "$" mean the lawful currency of the United States.

     "Utilized Secured Debt Amount" means, on any date, the aggregate amount of
(i) Debt (as defined in the Existing Indenture) of the Company or any Manufacturing Subsidiary (as defined in the Existing Indenture) secured by a Mortgage (as defined in the Existing Indenture) upon any Domestic Manufacturing Property (as defined in the Existing Indenture) of the Company or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary as of such date and (ii) Attributable Debt (as defined in the Existing Indenture) of the Company and its Manufacturing Subsidiaries in respect of sale and leaseback transactions as of such date.

     "Visteon Village Lease" means the Master Lease dated as of October 31, 2002 between Oasis Holdings Statutory Trust, as Lessor, and the Company, as Lessee, as amended.

     "Wholly Owned Subsidiary" means as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

SECTION 2. THE LOANS

     2.1 THE COMMITMENTS

     (a) Revolving Loan Commitments. Subject to the terms and conditions set forth in this Agreement, each Revolving Bank agrees to make Revolving Loans (the "Revolving Loans") to the Company or any Affiliate, which may be Domestic Loans or Eurocurrency Loans as determined by the Company or Affiliate and notified to the Administrative Agent in accordance with Sections 2.6 and 2.7, each from time to time during the period from the date hereof to and including the Termination Date in amounts which (i) when added to such Bank's Revolving Percentage of the L/C Obligations then outstanding, do not exceed the Bank's Revolving Commitment,
(ii) do not cause the aggregate Equivalent principal amount of all Foreign Currency Loans then outstanding to exceed $400,000,000, and (iii) do not cause the sum of (A) the aggregate principal amount (or Equivalent amount, in the case of a Foreign Currency Loan) of Revolving Loans then outstanding plus (B) the aggregate amount of L/C Obligations then outstanding, to exceed the Aggregate Revolving Commitments. Within the conditions specified in this Agreement, the Company or any Affiliate may borrow under this Section 2.1(a), repay under Sections 2.12 and 2.13 and reborrow under this Section 2.1(a). The date of Borrowing of any Loan may not be after the Termination Date. The Revolving Loans and Letters of Credit outstanding on the Effective Date under the Existing Five-Year Revolving Credit Agreement shall continue outstanding hereunder on the terms set forth herein.

     (b) Term Loan Commitments. Subject to the terms and conditions set forth in this Agreement, each Term Bank agrees to make a term loan (the "Term Loans") to the Company on the Effective Date in an amount not to exceed the Term Loan Commitment of such Bank. The Term Loans may from time to time be Eurocurrency Loans or Domestic Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.6 and 2.7.

     2.2 PROCEEDS OF LOANS

     The principal amount of each Loan shall be disbursed to the Company or an Affiliate, as applicable, on the date of Borrowing of such Loan in the currency in which the Loan is denominated in immediately available funds to the account of the Company or the Affiliate, as applicable, specified by the Company or the Affiliate (or the Company on behalf of the Affiliate) to the Administrative Agent from time to time.

     2.3 COMMITMENT FEE

     The Company shall pay to the Administrative Agent for the account of the Revolving Banks a Commitment fee (the "Commitment Fee") for the period from the Effective Date to and including the Termination Date at a rate equal to 0.50% of the average daily amount of the Available Revolving Commitment of such Bank during the period for which payment is made. The Commitment Fee with respect to each Commitment Quarter shall be payable in arrears on each Fee Payment Date and shall be computed on the basis of a year of 365 (or 366) days for the actual number of days for which due. The Commitment Fee shall be payable to the Administrative Agent and shall be transmitted via the National Automated Clearing House Association electronic payments network in the United States to an account in the continental United States specified by the Administrative Agent from time to time by notice to the Company.

     2.4 MARK-TO-MARKET

     (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent, or, with respect to the monetary limitations set forth in Section 7A (other than Section 7A.1), the Company, shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 2.6, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with
Section 2.1 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.2, 10.3 and 12.7 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between United States dollars and Foreign Currencies.

     (b) No later than 5:00 P.M., New York City time, on the applicable Reset Date, the Administrative Agent shall determine the aggregate amount of the Equivalent United States dollar amount of the principal amounts of the relevant Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date).

     (c) The Administrative Agent shall promptly notify the Company of each determination of an Exchange Rate hereunder.

     2.5 OPTIONAL TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS

     The Company may at any time or from time to time, upon three Domestic Business Days' written notice to the Administrative Agent at the Notice Office,
(a) terminate the Revolving Commitments if no Revolving Loans or Letters of Credit are then outstanding hereunder or (b) permanently reduce the unused portion of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the Aggregate Revolving Extensions of Credit would exceed the Aggregate Revolving Commitments. Any termination or permanent reduction of the unused portion of the Revolving Commitments by the Company pursuant to this
Section 2.5 shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall be irrevocable.

     2.6 NOTICE OF BORROWING; PROCEDURE

     (a) Procedure for Revolving Loan Borrowing. With respect to each Domestic Borrowing of Revolving Loans, the Company (on behalf of itself or an Affiliate) shall give notice of the Borrowing to the Administrative Agent at the Notice Office no later than the date of such Borrowing, but not later than 11:00 a.m. (New York City time) on such date. With respect to each Eurocurrency Borrowing of Revolving Loans which is denominated in United States dollars, the Company (on behalf of itself or an Affiliate) shall give notice of the Borrowing to the

Administrative Agent at the Notice Office no later than three Eurodollar Business Days prior to the date of such Borrowing, but not later than 11:00 a.m. (New York City time) on such date. With respect to each Foreign Currency Borrowing of Revolving Loans, the Company (on behalf of its Affiliate) shall give notice of the Borrowing to the Administrative Agent at the Foreign Currency Notice Office no later than three Foreign Currency Business Days prior to the date of such Borrowing, but not later than 3:00 p.m. (London, England time) on such date. In each case, the notice shall be given by telephone (and shall be promptly confirmed in a writing substantially in the form of Exhibit B hereto) and shall specify:

          (i) the borrower;

          (ii) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing, a Eurodollar Business Day in the case of a Eurocurrency Borrowing which is denominated in United States dollars, or a Foreign Currency Business Day in the case of a Foreign Currency Borrowing;

          (iii) the amount of such Borrowing, which shall be not less than $1,000,000 or the Equivalent thereof on the date of notice and, if such Loan is to be a Eurocurrency Loan, the currency in which such Loan shall be denominated;

          (iv) whether the Loan comprising such Borrowing is to be a Base Rate Loan or a Eurocurrency Loan;

          (v) if such Loan is to be a Eurocurrency Loan, the duration of the initial Interest Period; and

          (vi) the then applicable Excepted Secured Debt Amount and the Utilized Secured Debt Amount, both before and after giving effect to the requested Loans.

Upon receipt of any such notice of Borrowing from the Company, the Administrative Agent shall promptly notify each Bank thereof. Each Bank (through its Domestic Lending Office, Eurodollar Lending Office or Foreign Currency Office, as applicable) will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Company (or Affiliate) at the Domestic Funding Office in the case of Domestic Loans, the Eurodollar Funding Office in the case of Eurocurrency Loans which are denominated in United States dollars and the Foreign Currency Funding Office in the case of Foreign Currency Loans, in each case prior to 12:00 Noon, local time, on the date of Borrowing requested by the Company in funds immediately available to the Administrative Agent. Such Borrowing will then be made available to the Company (or an Affiliate) by the Administrative Agent crediting the account of the Company (or such Affiliate) on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

     (b) Procedure for Term Loan Borrowing. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m. (New York City time), one Business Day prior to the anticipated Effective Date in the case of Base Rate Loans and three Eurodollar Business Days prior to the anticipated Effective Date in the case of Eurocurrency Loans) requesting that the Term Banks make the Term Loans on the Effective Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Bank thereof. Not later than 12:00 Noon, New York City time, on the Effective Date, each Term Bank shall make available to the Administrative Agent at the Domestic Funding Office or Eurodollar Funding Office, as the case may be, an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Bank. The Administrative Agent shall credit the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Banks in immediately available funds.

     2.7 EXTENSION OF TERM OF LOANS; CONVERSION OF LOANS

     (a) The Company may, at its option, elect (on behalf of itself or any Affiliate which has borrowed hereunder) (i) to extend any outstanding Eurocurrency Loan (such extended Eurocurrency Loan to be denominated in the same currency as that prior to such extension) or (ii) to convert any outstanding Base Rate Loan into a Eurocurrency Loan denominated in United States dollars, or any outstanding Eurocurrency Loan denominated in United States dollars into a Base Rate Loan, in each case, by giving notice to the Administrative Agent at the Notice Office and, in the case of Loans to be continued in a Foreign Currency, the Foreign Currency Notice Office of such election; provided, however, that the borrower must remain the same in connection with any extension or conversion of a Loan.

     (b) An outstanding Loan may be converted pursuant to Section 2.7(a) only on a day which meets both of the following requirements:

          (i) an outstanding Loan may only be converted on a day which is (A) if such outstanding Loan is a Domestic Loan, a Domestic Business Day or (B) if such outstanding Loan is a Eurocurrency Loan denominated in United States dollars, a Eurodollar Business Day; and

          (ii) an outstanding Loan may only be converted into (A) a Domestic Loan on a Domestic Business Day or (B) a Eurocurrency Loan which is denominated in United States dollars on a Eurodollar Business Day.

Subject to the requirements of this Section 2.7(b), an outstanding Loan may be converted on the last day of the then-existing Interest Period for such Loan (if such Loan has an Interest Period) or at any time (if such Loan does not have an Interest Period), as provided in Section 2.7(b), or, in the case of a Loan having an Interest Period, at times other than the last day of an Interest Period, as provided in Section 2.7(f).

     (c) The notice by the Company to the Administrative Agent of an election pursuant to Section 2.7(a) to extend any outstanding Loan, to convert any outstanding Loan on the last day of the then-existing Interest Period (if the outstanding Loan has an Interest Period) or to convert any outstanding Loan which does not have an Interest Period shall be given by telephone (and shall be promptly confirmed in a writing substantially in the form of Exhibit G hereto) as follows:

          (i) if such outstanding Loan is to be extended and is a Eurocurrency Loan denominated in United States dollars, by giving notice no later than three Eurodollar

     Business Days prior to the last day of the then-existing Interest Period with respect to such Loan, but not later than 11:00 a.m. (New York City time) on such day;

          (ii) if such outstanding Loan is to be extended and is a Foreign Currency Loan, by giving notice no later than three Foreign Currency Business Days prior to the last day of the then-existing Interest Period with respect to such Loan, but not later than 3:00 p.m. (London, England time) on such day;

          (iii) if such outstanding Loan is a Eurocurrency Loan denominated in United States dollars and is to be converted into a Domestic Loan, by giving notice no later than the last day of the then-existing Interest Period with respect to such outstanding Loan not later than 11:00 a.m. (New York City time) on such day; and

          (iv) if such outstanding Loan is a Domestic Loan which is to be converted into a Eurocurrency Loan denominated in United States dollars, by giving notice no later than three Eurodollar Business Days, but not later than 11:00 a.m. (New York City time) on such date, prior to the day on which the Company or the Affiliate, as applicable, desires the conversion of such outstanding Loan to be made effective.

     (d) Each notice given by the Company pursuant to this Section 2.7 shall specify:

          (i) whether such outstanding Loan is to be extended or converted;

          (ii) if such outstanding Loan is to be converted, the date such conversion should be effective;

          (iii) if such outstanding Loan is to be extended and is a Eurocurrency Loan, the Interest Period for the Loan as so extended;

          (iv) if such outstanding Loan is to be converted, whether such Loan is to be converted into a Base Rate Loan or Eurocurrency Loan denominated in United States dollars; and

          (v) if such outstanding Loan is to be converted into a Eurocurrency Loan denominated in United States dollars, the Interest Period therefor.

     (e) With respect to each outstanding Loan which shall be extended or converted pursuant to this Section 2.7:

          (i) the Company or the Affiliate, whichever shall be the borrower, shall pay to the Administrative Agent for the account of each Bank all accrued and unpaid interest with respect to such outstanding Loan,

               (A) if such Loan is a Eurocurrency Loan, on the last day of the then-existing Interest Period with respect to such outstanding Loan; or

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                                                                              29


               (B) if such Loan is a Base Rate Loan, or if pursuant to Section 2.7(f) the Loan is being converted on a day other than the last day of the then-existing Interest Period, on the day such outstanding Loan is converted;

          (ii) no repayment of the principal amount of such outstanding Loan shall be required; and

          (iii) the Loan to be outstanding upon the extension or conversion of an outstanding Loan shall not be deemed to be a new Loan under Section 5.1 of this Agreement.

     (f) Subject to the requirements of Sections 2.7(a) and 2.7(b), any outstanding Eurocurrency Loan denominated in United States dollars may be converted into a Base Rate Loan pursuant to this Section 2.7 at times other than the last day of an Interest Period; provided, however, that

          (i) the Company's notice (on behalf of itself or an Affiliate) with respect to any such conversion shall be given no later than the date of such conversion, but not later than 11:00 a.m. (New York City time) on such date; and

          (ii) the Company or the Affiliate, whichever is the borrower, shall reimburse each Bank on demand for any loss incurred by it as a result of the timing of any such conversion in an amount determined as provided in
     Section 2.13 with respect to prepayments.

     (g) Notwithstanding anything to the contrary in the foregoing, if after the date an outstanding Loan is borrowed the country in whose currency the Loan is denominated becomes a Participating Member State, for so long as it remains a Participating Member State, the Loan shall remain outstanding in accordance with its terms but the outstanding amount of the Loan shall automatically be converted into the equivalent amount of the euro calculated using the fixed conversion rate established between the euro and the National Currency Unit for such country's former currency. In addition, for so long as it exists, the amount of such Loan denominated in the euro shall also be denominated in the equivalent amount of the National Currency Unit for such country's former currency, calculated in accordance with the same fixed conversion rate.

     2.8 REGISTER

     The Administrative Agent shall, on behalf of the Company and each Affiliate, maintain at one of its offices a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Loans and L/C Obligations owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, each Affiliate, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of the Loans (and any Notes evidencing the Loans) and the L/C Obligations recorded therein for all purposes of this Agreement. Any assignment of any Loan pursuant to Section 9.1, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and any Note evidencing such Loan shall expressly so provide). Any assignment or transfer of all or part of a Loan shall be registered on the Register only upon presentation of a duly executed Assignment and Acceptance and, if such Loan is evidenced by a Note, surrender of such Note for registration of assignment or transfer.

     2.9 INTEREST RATES

     (a) Each Loan shall bear interest on the outstanding principal amount thereof, as follows:

          (i) with respect to each Base Rate Loan, at a fluctuating rate per annum equal to the sum of (x) the Base Rate in effect from time to time while such Base Rate Loan is outstanding and (y) the Base Rate Margin; and

          (ii) with respect to each Eurocurrency Loan, during each Interest Period applicable thereto at a rate per annum equal to the sum of (x) the LIBO Rate applicable to such Interest Period and (y) the Eurocurrency Margin.

     (b) Interest on Base Rate Loans shall be computed on the basis of a year of 365 (or 366) days and paid for the actual number of days for which due. Interest on Eurocurrency Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days for which due, provided that interest on any Foreign Currency Loan denominated in British Pounds Sterling shall be calculated on the basis of a year of 365 (or 366) days and paid for the actual number of days for which due. Interest for each Interest Period with respect to a Eurocurrency Loan shall be calculated from and including the first day thereof to but excluding the last day thereof.

     2.10 INTEREST PAYMENT DATES

     Interest on each Loan shall be payable as follows:

          (a) with respect to each Base Rate Loan, on each March 31, June 30, September 30 and December 31 that such Loan is outstanding, and upon payment in full of such Loan; and

          (b) with respect to each Eurocurrency Loan, (i) if the current Interest Period for such Eurocurrency Loan is one month, two months or three months, on the last day of such Interest Period or (ii) if the current Interest Period for such Eurocurrency Loan is six months, on the last day of the third month and on the last day of the sixth month of such Interest Period, and upon payment in full of such Loan.

     2.11 OVERDUE PRINCIPAL AND INTEREST

     Any overdue principal of the Loans or Reimbursement Obligations and, to the extent permitted by law, overdue interest thereon, shall bear interest payable on demand for each day from the date payment thereof was due to the date of actual payment, as follows:

          (a) with respect to each Base Rate Loan, at a rate per annum equal to 1% plus the sum of (x) the Base Rate in effect from time to time while such Loan is overdue and (y) the Base Rate Margin;

          (b) (i) with respect to overdue principal on each Eurocurrency Loan, at a daily rate, which shall be calculated by the Administrative Agent (whose determination shall be conclusive in the absence of manifest error) and shall be a rate per annum equal to the sum of (A) 2% plus (B) the Eurocurrency Margin plus (C) the LIBO Rate, and (ii) with respect to overdue interest on each Eurocurrency Loan, at the rate per annum equal to the sum of (X) 2% plus (Y) the Eurocurrency Margin plus (Z) the interest rate per annum at which deposits in the amount of such overdue interest are offered to the Administrative Agent by other leading banks, as determined by the Administrative Agent, in the interbank market in which the Eurocurrency is obtained for a period of one day, or if no such rate is available, one month (or, if such amount remains unpaid more than three Eurocurrency Business Days, then for such other period of time not longer than six months as the Administrative Agent may elect); and

          (c) with respect to Reimbursement Obligations, at a rate per annum applicable to Base Rate Loans pursuant to paragraph (a) above.

     2.12 DATES FOR PAYMENT OR OPTIONAL PREPAYMENT OF PRINCIPAL

     The Company and each Affiliate unconditionally promises to repay the unpaid principal amount of each Loan made to it on or before the Maturity Date. The Company or an Affiliate may, at its option, prepay the principal amount of any Loan, in whole or in part, without penalty or premium, as follows:

          (a) with respect to any Base Rate Loan, on any Domestic Business Day, provided that the Company deliver an irrevocable notice of prepayment to the Administrative Agent no later than 11:00 a.m., New York City time, on such date, which notice shall specify the date and amount of prepayment; and

          (b) with respect to any Eurocurrency Loan on the last day of any Interest Period therefore, provided that the Company deliver an irrevocable notice of prepayment to the Administrative Agent no later than 3:00 p.m., London, England time, three Eurocurrency Business Days prior to such date, which notice shall specify the date and amount of prepayment;

in each case together with accrued interest on the amount prepaid to the date of prepayment. Partial prepayments of any Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

     2.13 OPTIONAL AND MANDATORY PREPAYMENTS; REIMBURSEMENT FOR CERTAIN COSTS

     (a) The Company or an Affiliate, as applicable, may, at its option, prepay the principal amount of any Eurocurrency Loan, in whole or in part, at times other than those provided for in Section 2.12(b), in each case together with accrued interest on the amount prepaid to the date of prepayment; provided, however, that with respect to any such Loan, the Company or the Affiliate, whichever is the borrower, shall reimburse each Bank on demand for any loss incurred by such Bank in accordance with Section 2.18.

     (b) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7A.2 (other than Section 7A.2(l)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the loans and the reduction of the commitments as set forth in Section 2.13(h).

     (c) Subject to Section 2.13(d) and 2.13(e), if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 2.13(h); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the loans and the reduction of the commitments as set forth in Section 2.13(h).

     (d) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale permitted under Section 7A.5(f), an amount equal to 50% of such Net Cash Proceeds shall be applied on the date of such Asset Sale toward the prepayment of the loans and the reduction of the commitments as set forth in
Section 2.13(h); provided that, the first $100,000,000 of aggregate Net Cash Proceeds from any Asset Sales permitted under Section 7A.5(f) shall not be subject to this Section 2.13.

     (e) If on any date any Group Member shall receive Net Cash Proceeds from any Sale-Leaseback Transaction with respect to property located in the United States (including any sale and lease back of Visteon Village), an amount equal to 75% of such Net Cash Proceeds shall be applied on the date of such sale and leaseback toward the prepayment of the loans and reduction of the commitments as set forth in Section 2.13(h). If on any date any Group Member shall receive Net Cash Proceeds from any Sale- Leaseback Transaction with respect to property located outside the United States, an amount equal to 50% of such Net Cash Proceeds shall be applied on the date of such sale and leaseback toward the prepayment of the loans and reduction of the commitments as set forth in Section 2.13(h).

     (f) If any Group Member shall receive any Net Cash Proceeds from a Permitted Restructuring Transaction financed with the proceeds of a Permitted Restructuring Financing or if any Loan Party shall receive any Net Cash Proceeds from a Group Member (other than a Loan Party) in respect of a Permitted Restructuring Transaction and, in each case, such Net Cash Proceeds are not reinvested in the applicable Acquiring Subsidiary (with such reinvestment to be in the form of equity contributions and intercompany loans, which loans shall not be subordinated and shall be at least equal to 75% of the amount of such reinvestment) within 120 days of such receipt (and, in the case of any Permitted Refinancing Transaction financed with the proceeds of a Permitted Restructuring Transaction, used to repay such Permitted Restructuring Financing), an amount equal to 50% of such Net Cash Proceeds shall be applied on the last day of such period toward the prepayment of the loans and the reduction of the commitments as set forth in Section 2.13(h).

     (g) If, on any day, (i) the Aggregate Revolving Extensions of Credit exceed the Aggregate Revolving Commitments or (ii) the aggregate Equivalent principal amount of all

Foreign Currency Loans then outstanding exceed $400,000,000, the Company shall, without notice or demand, immediately repay (or cause the relevant Affiliate to repay) such of the outstanding Revolving Loans in an aggregate principal amount such that, after giving effect thereto, (x) the aggregate Equivalent principal amount of all Foreign Currency Loans then outstanding do not exceed $400,000,000 and (y) the Aggregate Revolving Extensions of Credit do not exceed the Aggregate Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under
Section 2.18 in connection therewith.

     (h) Any such reduction or prepayment shall be made pro rata to the commitments and loans outstanding under this Agreement and the Amended and Restated Five-Year Term Loan Agreement. Amounts to be applied in connection with prepayments and Commitment reductions under this Agreement pursuant to the immediately preceding sentence shall be applied pro rata to the prepayment of Term Loans and to reduce permanently the Revolving Commitments in accordance with Section 2.15. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Revolving Extensions of Credit exceed the Revolving Commitments as so reduced. Any such prepayments shall be made first, to Base Rate Loans and, second, to Eurocurrency Loans. Each prepayment of the Loans under this Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     2.14 METHOD OF PAYMENT

     All payments required to be made pursuant to this Agreement shall be made in immediately available funds (i) with respect to the Commitment Fee, in United States dollars to the account in the continental United States designated by the Administrative Agent pursuant to Section 2.3, (ii) with respect to payments relating to Loans (including, without limitation, principal, interest, any gross-up or any payments pursuant to Section 2.13 or 10.3), in the lawful currency of the country in which the Loan is denominated, to the Administrative Agent for the account of the Banks at (A) the Domestic Funding Office, with respect to each Domestic Loan denominated in United States dollars, (B) the Eurodollar Funding Office, with respect to each Eurocurrency Loan which is denominated in United States dollars, (C) the Foreign Currency Funding Office, with respect to each Foreign Currency Loan denominated in a Foreign Currency or
(D) in each case, at such other location as may be agreed upon by the Administrative Agent and the Company and (iii) with respect to any other payment due hereunder, in such currency and in such place or office as may be required hereunder or as may otherwise be agreed upon by the Administrative Agent and the Company. The Administrative Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. Whenever any payment of principal of, or interest on, any Domestic Loan or of the Commitment Fee shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day and, in the case of a payment of principal, interest thereon shall be payable for such extended time. Whenever any payment of principal of, or interest on, any Eurocurrency Loan which is denominated in United States dollars shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day, unless as a result thereof such date would fall in the next calendar month, in which case, such date shall be advanced to the next preceding Eurodollar Business Day, and, in the case of a payment of principal, interest thereon shall be payable to the date of payment as extended or advanced as the case may be. Whenever any payment of principal of, or interest on, any Foreign Currency Loan shall be due on a day which is not a Foreign Currency Business Day, the date for payment thereof shall be extended to the next succeeding Foreign Currency Business Day, unless as a result thereof such date would fall in the next calendar month, in which case, such date shall be advanced to the next preceding Foreign Currency Business Day, and, in the case of a payment of principal, interest thereon shall be payable to the date of payment as extended or advanced as the case may be.

     2.15 PRO RATA TREATMENT AND PAYMENTS

     (a) Each Borrowing by the Company or any Affiliate from the Banks hereunder, each payment by the Company or any Affiliate on account of the Commitment Fee and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the Banks.

     (b) Each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Banks. The amount of each principal prepayment of the Term Loans shall be applied to reduce the remaining installments of the Term Loans, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed. Each payment (including each prepayment) by the Company or any Affiliate on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding amounts of principal amounts of the Revolving Loans then held by the Revolving Banks.

     (c) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing that such Bank will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Bank is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company (or an Affiliate) a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing date such Bank shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Bank makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank's share of such Borrowing is not made available to the Administrative Agent by such Bank within three Domestic Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in United States dollars, such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Company or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the Company or the relevant Affiliate.

     (d) Unless the Administrative Agent shall have been notified in writing by the Company or any Affiliate prior to the date of any payment due to be made by the Company or any Affiliate hereunder that the Company or such Affiliate will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company or such Affiliate is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Banks their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Company or such Affiliate within three Domestic Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Bank to which any amount which was made available pursuant to the preceding sentence (i) in the case of amounts denominated in United States dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Bank against the Company or any Affiliate.

     2.16 LIMITATION ON EUROCURRENCY TRANCHES

     Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, no more than fifteen Eurocurrency Tranches in any currency shall be outstanding at any one time.

     2.17 CERTAIN ADDITIONAL PROVISIONS RELATING TO BORROWINGS

     (a) Each Revolving Loan and each issuance of a Letter of Credit shall be comprised of an A Revolving Obligation (as defined below) and a B Revolving Obligation (as defined below). The amount of A Revolving Obligations and B Revolving Obligations comprising the Revolving Extensions of Credit of any Bank may fluctuate from time to time, but the sum of A Revolving Obligations and B Revolving Obligations of such Bank shall at all times equal the aggregate amount of such Bank's Revolving Extensions of Credit.

     (b) For purposes hereof:

          (i) the portion of any Loan constituting an "A Revolving Obligation" shall be that portion of such Revolving Loan equal to the lesser of (A) the excess, if any, of the amount equal to 15% of Consolidated Net Tangible Assets as shown on the audited consolidated financial statements of the Company for the most recently completed fiscal year, over the Utilized Secured Debt Amount on such date (without giving effect to such Loan) and
     (B) the principal amount or face amount, as applicable, of such Revolving Loan;

          (ii) the portion of any Revolving Loan constituting a "B Revolving Obligation" shall be that portion, if any, of such Revolving Loan equal to the difference between the principal amount or face amount, as applicable, of such Revolving Loan and the portion of such Revolving Loan constituting the A Revolving Obligation portion thereof, determined on the date such Loan is made; and

          (iii) the portion of any Revolving Extension of Credit of a Bank constituting an "A Revolving Obligation" or a "B Revolving Obligation" shall be equal to such Bank's

     Revolving Percentage of the A Revolving Obligation and the B Revolving Obligation of the applicable Revolving Loan.

     (c) Any Revolving Extensions of Credit made by any Bank shall be comprised of A Revolving Obligations to the maximum extent possible.

     (d) At any time when Revolving Extensions of Credit are comprised of both A Revolving Obligations and B Revolving Obligations, any prepayment of any Revolving Extension of Credit of any Bank shall be applied first to reduce the portion thereof constituting such Bank's B Revolving Obligations.

     2.18 INDEMNITY

     The Company, or if an Affiliate is the borrower, such Affiliate agrees to indemnify each Bank for, and to hold each Bank harmless from, any loss or expense that such Bank may sustain or incur as a consequence of (a) default by the Company or such Affiliate in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Company or such Affiliate has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company or such Affiliate in making any prepayment of or conversion from Eurocurrency Loans after the Company or such Affiliate has given a notice thereof in accordance with the provisions of this Agreement or
(c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Eurocurrency Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Bank) that would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Company or such Affiliate by any Bank shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3. LETTERS OF CREDIT

     3.1 L/C COMMITMENT

     (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Revolving Banks set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Company or Affiliate on any Domestic Business Day prior to the fifth Domestic Business Day preceding the Termination Date in such form as may be approved from time to time by such Issuing Bank; provided that an Issuing Bank
(i) shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment and
(ii) may not issue any Letter of Credit if, after giving effect to such issuance, the Aggregate Revolving Extensions of Credit would exceed the Aggregate Revolving Commitments. Each Letter of Credit shall
(i) be denominated in United States dollars or a Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Domestic Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

     (b) No Issuing Bank shall be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     3.2 PROCEDURE FOR ISSUANCE OF LETTER OF CREDIT

     The Company or any Affiliate may from time to time request that a particular Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its Domestic Lending Office (with a copy to the Administrative Agent at its Domestic Lending Office) an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Domestic Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Company or Affiliate. The Issuing Bank shall furnish a copy of such Letter of Credit to the Company or any Affiliate promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Banks, notice of the issuance of each Letter of Credit (including the amount thereof).

     3.3 FEES AND OTHER CHARGES

     (a) The Company or applicable Affiliate will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans, shared ratably among the Revolving Banks and payable quarterly in arrears on each Fee Payment Date after the issuance date (such fee to be calculated on the basis of a 360-day year for the actual number of days elapsed). In addition, the Company or applicable Affiliate shall pay to the Issuing Bank for its own account a fronting fee in an amount equal to 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

     (b) In addition to the foregoing fees, the Company or applicable Affiliate shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

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                                                                              38


     3.4 L/C PARTICIPATIONS

     (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in each Issuing Bank's obligations and rights under and in respect of each Letter of Credit issued by such Issuing Bank and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Company or any Affiliate in accordance with the terms of this Agreement, (i) if such draft is paid in a Foreign Currency, such amount shall be converted into United States dollars at the Exchange Rate then in effect as determined by the Administrative Agent (and such amount shall thereafter be denominated in United States dollars for all purposes of this Agreement) and
(ii) such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, as so converted, that is not so reimbursed.

     (b) If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Domestic Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Bank by such L/C Participant within three Domestic Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or any Affiliate or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

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                                                                              39


     3.5 REIMBURSEMENT OBLIGATION OF THE COMPANY OR AFFILIATE

     If any draft is paid under any Letter of Credit, the Company or any Affiliate shall reimburse the applicable Issuing Bank for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Domestic Business Day that the Company or any Affiliate receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause
(i) above does not apply, the Domestic Business Day immediately following the day that the Company or Affiliate receives such notice. Subject to Section 5, such reimbursement by the Company may be made with the proceeds of Loans made under this Agreement. Each such payment shall be made to the applicable Issuing Bank at its address for notices referred to herein in the relevant currency and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Domestic Business Day next succeeding the date of the relevant notice, Section 2.14(a)(i) in the case of amounts denominated in United States dollars, and at the rate determined by the Issuing Bank to be the cost to it of funding such amount plus the Eurocurrency Margin in the case of amounts denominated in Foreign Currencies, and (y) thereafter, Section 2.16(a).

     3.6 OBLIGATIONS ABSOLUTE

     The Company and Affiliate's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company or Affiliate may have or have had against such Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Company and its Affiliates also agree with each Issuing Bank that such Issuing Bank shall not be responsible for, and neither the Company's Reimbursement Obligations nor the Affiliate's Reimbursement Obligations under Section 3.5 shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and its Affiliates and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company or Affiliate against any beneficiary of such Letter of Credit or any such transferee. No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank. The Company and its Affiliates agree that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and its Affiliates and shall not result in any liability of such Issuing Bank to the Company or its Affiliates.

     3.7 LETTER OF CREDIT PAYMENTS

     If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Bank shall promptly notify the Company or Affiliate of the date and amount thereof. The

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                                                                              40


responsibility of such Issuing Bank to the Company or Affiliate in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

     3.8 APPLICATIONS

     To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

SECTION 4. GUARANTEE OF LOANS TO AFFILIATES

     (a) The Company hereby guarantees to the Administrative Agent, for the ratable benefit of the Banks and their affiliates, the due and punctual payment of the principal of and interest on any Loans made to any Affiliate under this Agreement and any other Obligations of any Affiliate to the Administrative Agent or any Bank under this Agreement (including, in respect of any Letter of Credit issued for the account of such Affiliate, the related Reimbursement Obligations and any other obligations of such Affiliate related to such Letter of Credit) or its Accession Memorandum (the "Guaranteed Affiliate Obligations") when and as the same shall become due and payable, whether at maturity, upon declaration or otherwise, according to the terms thereof. Upon the occurrence of an Event of Default or Event of Default - Bankruptcy with respect to an Affiliate under this Agreement, the Company shall on behalf of such Affiliate upon demand by the Administrative Agent punctually make any payment due and payable by such Affiliate under this Agreement or its Accession Memorandum, whether at maturity, upon declaration or otherwise; and any such payment shall be treated for the purposes of such Accession Memorandum and this Agreement (other than Section 10.4) as if such payment were made by the Affiliate.

     (b) The Company hereby agrees that its obligations under this Section 4 shall be irrevocable and unconditional and that the Company shall not have the right to assert any defenses based upon the validity, regularity or enforceability of any Accession Memorandum or this Agreement or any Note, the absence of any attempt to collect from the defaulting Affiliate or other action to enforce the same, the waiver or consent by the Administrative Agent or any Bank with respect to any provisions thereof or hereof (other than with respect to this Section 4), or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Company or of a guarantor.

     (c) With respect to its obligations under this Section 4, the Company waives filing of claims with a court, trustee or receiver in the event of receivership or bankruptcy of the defaulting Affiliate, diligence, presentment, demand of payment, protest or notice with respect to Guaranteed Affiliate Obligations and all demands whatsoever (other than that provided for in subsection (a) above), and covenants that this Guarantee is a continuing guarantee and will not be discharged except by complete performance of the Guaranteed Affiliate Obligations of the defaulting Affiliate and the obligations of the Company under this Guarantee.

     (d) To the extent of any payment by the Company to the Administrative Agent or any Bank under this Section 4, the Company shall succeed to all corresponding claims that the Administrative Agent or such Bank may have and otherwise be subrogated to the rights of the Administrative Agent or such Bank against the defaulting Affiliate or any other person or security in connection with the Loans to such Affiliate, and the Administrative Agent and any such Bank shall use reasonable efforts to cooperate with the Company in seeking recovery under such claims.

     (e) The Company's obligations under this Section 4 constitute a guarantee of payment and not of collection merely and shall remain in full force and effect with respect to any Affiliate until the Guaranteed Affiliate Obligations of such Affiliate shall have been paid in full in accordance with the terms of the relevant Accession Memorandum and of this Agreement. If at any time any payment of any of the Guaranteed Affiliate Obligations of an Affiliate is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Affiliate or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

     (f) If demand for, or acceleration of the time for, payment by any Affiliate to the Administrative Agent or any Bank of any Guaranteed Affiliate Obligations of such Affiliate is stayed upon the insolvency, bankruptcy, reorganization or proposed compromise or arrangement with creditors of such Affiliate, all such Guaranteed Affiliate Obligations of which payment or performance is stayed that would otherwise be subject to demand for payment or acceleration shall nonetheless be payable by the Company under this Section 4 immediately on demand by the Administrative Agent or such Bank.

SECTION 5. CONDITIONS TO LOANS AND LETTERS OF CREDIT

     The effectiveness of this Agreement and the obligation of each Bank to make each Loan hereunder are subject to the performance by the Company or the Affiliate, whichever is the borrower, of all its obligations under this Agreement and to the satisfaction of the following further conditions:

     5.1 EACH LOAN TO, OR LETTER OF CREDIT ISSUED FOR THE ACCOUNT OF, THE COMPANY OR ANY AFFILIATE

     (a) In the case of each Loan proposed to be made hereunder to, or Letter of Credit issued for the account of, the Company or any Affiliate:

          (i) the Administrative Agent shall have received the notice from the Company required by Section 2.6, in the case of a Loan, or the Application for such Letter of Credit shall have been delivered in accordance with
     Section 3.2, in the case of a Letter of Credit;

          (ii) in the case of each Revolving Loan or Letter of Credit, the principal amount of such Revolving Loan, or the amount of such Letter of Credit, when added to the aggregate principal amount of all Loans then outstanding hereunder and the aggregate amount of L/C Obligations then outstanding hereunder, shall not exceed the amount of the Aggregate Revolving Commitments;

          (iii) on such date and after giving effect to the making of such Loan or the issuance of such Letter of Credit no Event of Default nor Event of Default - Bankruptcy shall have occurred and be continuing; and

          (iv) the representations and warranties of the Company contained in this Agreement, shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit, as the case may be, except to the extent such representations and warranties expressly relate to an earlier date.

          Each Borrowing by and each issuance of a Letter of Credit on behalf of the Company or any Affiliate shall be deemed to be a representation and warranty by the Company that the conditions specified in clauses (ii), (iii) and (iv) above are satisfied on and as of the date of such extension of credit.

     (b) In addition to the conditions stated in Section 5.1(a) above, in the case of each Loan proposed to be made to any Affiliate:

          (i) on such date and after giving effect to the making of such Loan, no Event of Default or Event of Default - Bankruptcy shall have occurred and be continuing;

          (ii) the representations and warranties of the Affiliate contained in its Accession Memorandum shall be true and correct in all material respects on and as of the date of such Loan, except to the extent such representations and warranties expressly relate to an earlier date; and

          (iii) upon request of the Administrative Agent or any Bank, the Administrative Agent or such Bank, as the case may be, shall have received the latest available annual and interim financial statements for the Affiliate (certified, if available).

Each Borrowing by and each issuance of a Letter of Credit on behalf of any Affiliate shall be deemed to be a representation and warranty by the Affiliate that the conditions specified in clauses (i) and (ii) above are satisfied on and as of the date of such Borrowing or issuance.

     5.2 EFFECTIVENESS OF THIS AGREEMENT; LOANS OR LETTER OF CREDIT ISSUED FOR THE ACCOUNT OF, THE COMPANY OR ANY AFFILIATE

     The effectiveness of this Agreement and the agreement of each Bank to make the Loans requested to be made by it hereunder are subject to the satisfaction on the Effective Date of the following conditions precedent:

     (a) CREDIT AGREEMENT; GUARANTEE AND COLLATERAL AGREEMENT. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Company, and the Required Banks (as defined in the Existing Five-Year Revolving Credit Agreement) and (ii) an acknowledgment and confirmation that the Guarantee and Collateral Agreement is in full force and effect, executed and delivered by the Company and each Subsidiary Guarantor.

     (b) FIVE-YEAR TERM LOAN AMENDMENT. The Administrative Agent, the Required Banks (as defined in the Amended and Restated Five-Year Term Loan Agreement) and each relevant Loan Party shall have executed and delivered the Five-Year Term Loan Amendment in form and substance satisfactory to the Arrangers.

     (c) FINANCIAL STATEMENTS. The Company shall have delivered satisfactory unaudited financial statements for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to Section 7.1 of the Existing Five-Year Revolving Credit Agreement as to which such financial statements are available.

     (d) PROJECTIONS; BALANCE SHEET. The Company shall have delivered (i) updated quarterly projections for the fourth quarter of fiscal year 2005, quarterly projections for fiscal year 2006 and annual projections for fiscal year 2007, in each case in form and substance reasonably satisfactory to the Arrangers (the "Projections") (it being understood that such Projections are based on assumptions and estimates developed by the Company in good faith and management believes such assumptions to be reasonable as of the date they were prepared) and (ii) a balance sheet of the Company and its Subsidiaries (the "Pro Forma Balance Sheet") as of September 30, 2005, adjusted to give effect to the consummation of the Ford Transactions as if such transactions had been consummated on such date and such balance sheet shall not be inconsistent in any material respect with the information delivered to the Banks prior to the Effective Date.

     (e) APPROVALS. All governmental and third party approvals necessary or, as reasonably determined by the Administrative Agent and the Company, advisable in connection with the financing contemplated hereby and the continuing operations of the Company and its Subsidiaries shall have been obtained and be in full force and effect.

     (f) FEES. The Banks, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented prior to the Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Effective Date.

     (g) CLOSING CERTIFICATE; CERTIFIED CERTIFICATE OF INCORPORATION; GOOD STANDING CERTIFICATES. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization; provided that such good standing certificate shall not be required for LTD Parts, Incorporated until the date which is 30 days following the Effective Date.

     (h) LEGAL OPINIONS. The Administrative Agent shall have received the following executed legal opinions:

          (i) the legal opinion of Dickinson Wright PLLC, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit I-1;

          (ii) the legal opinion of Hodgson Russ LLP, New York counsel to the Company and its Subsidiaries, substantially in the form of Exhibit I-2; and

          (iii) the legal opinion of local counsel in each of Alabama and Indiana and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

     (i) SOLVENCY CERTIFICATE. The Administrative Agent shall have received a solvency certificate dated as of the Effective Date, substantially in the form of Exhibit J, executed by the chief financial officer of the Company.

     (j) MORTGAGES, ETC. The Collateral Agent shall have received in respect of each Mortgaged Property an endorsement to each title insurance policy covering such Mortgaged Property which redates such title insurance policies to the date hereof.

     In addition to the conditions stated in Section 5.2 above, in the case of the first Loan proposed to be made to any Affiliate, the Administrative Agent shall have received:

          (i) a duly executed Accession Memorandum of such Affiliate no less than five Domestic Business Days prior to the proposed borrowing date;

          (ii) if the designation of such Affiliate obligates the Administrative Agent or any Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations; and

          (iii) such additional documents as it may reasonably request relating to the existence and good standing of the Affiliate under the laws of the jurisdiction of its incorporation or organization and to the authorization, execution and delivery of the Accession Memorandum, all in form and substance reasonably satisfactory to the Administrative Agent.

     Subject to clauses (i) and (ii) above, the documents referred to in this
Section 5.2 with respect to the first Loan proposed to be made to any Affiliate shall be delivered to the Administrative Agent no later than the date of the first Loan to the Affiliate. Such documents, including executed documents, may be sent to the Administrative Agent by facsimile on the required date, with the originals to be sent by professional courier.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Administrative Agent and each Bank that:

     6.1 FINANCIAL CONDITION

     (a) The audited consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2004, and the consolidated statements of income and of cash flows for the fiscal years of the Company ended on December 31, 2002, December 31, 2003 and December 31, 2004, (in each case as filed with the United States Securities and Exchange Commission on November 22, 2005), reported on by and accompanied by an unqualified report with respect to the financial statements from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Company as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property, other than in connection with the Ford Transactions.

     (b) The Pro Forma Balance Sheet, copies of which have heretofore been furnished to the Banks, has been adjusted to give effect to the consummation of the Ford Transactions (as if such transactions had been consummated on such date) and has been prepared based on the best information available to the Company as of the date of delivery thereof, and presents fairly the estimated pro forma financial position of the Company and its consolidated Subsidiaries as at September 30, 2005.

     6.2 NO CHANGE

     Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     6.3 EXISTENCE; COMPLIANCE WITH LAW

     Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be duly qualified and in good standing could not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure of any Foreign Subsidiary to be so organized, validly existing or in good standing or the failure of any Group Member to comply with the requirements of clauses (b), (c) or (d) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS

     Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Company (or any Affiliate borrower), to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Company (or any Affiliate borrower), to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and the consents described in Section 7.10 and (ii) the filings referred to in Section 6.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     6.5 NO LEGAL BAR

     The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof by each Loan Party (a) will not violate any of the organizational documents of such Loan Party, (b) will not violate any other Requirement of Law or any other Contractual Obligation of any Group Member, except to the extent that all such violations could not, in the aggregate, have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such other Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

     6.6 LITIGATION

     Except as described on Schedule 6.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the Ford Documentation or any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

     6.7 NO DEFAULT

     No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No material default under the Ford Documentation has occurred and is continuing. No Default, Event of Default or Event of Default - Bankruptcy has occurred and is continuing.

     6.8 OWNERSHIP OF PROPERTY; LIENS

     Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its property material to the business of the Group Members, taken as a whole, and none of such property is subject to any Lien except as permitted by
Section 7A.3.

     6.9 INTELLECTUAL PROPERTY

     Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted and material to the business of the Group Members, taken as a whole. Except as disclosed in the first item on Schedule 6.6, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does the Company know of any valid basis for any such claim. Other than a potential adverse decision on the issue described in the first item on Schedule 6.6, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any respect that could reasonably be expected to have a Material Adverse Effect.

     6.10 TAXES

     Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except to the extent the failure to file such tax returns or pay such taxes, fees or other charges could not reasonably be expected to have a Material Adverse Effect; no material tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

     6.11 FEDERAL REGULATIONS

     No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Federal Reserve Board or (b) for any purpose that violates the provisions of the Regulations of the Federal Reserve Board. If requested by any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

     6.12 LABOR MATTERS

     Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

     6.13 ERISA

     Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code that could, in any of the foregoing cases, reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan (other than a standard termination within the meaning of Section 4041(b) of ERISA) has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except as disclosed in the Company's Form 10-K for the year ended December 31, 2004, as of December 31, 2004, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made except as could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, the Company has not been notified that any such Multiemployer Plan is in Reorganization or Insolvent.

     6.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS

     No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Federal Reserve Board) that limits its ability to incur Indebtedness.

     6.15 SUBSIDIARIES

     Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Effective Date, (a) Schedule 6.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of

Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of any Loan Party, except as created by the Loan Documents.

     6.16 USE OF PROCEEDS

     The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes of the Company and its Subsidiaries.

     6.17 ENVIRONMENTAL MATTERS

     Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties currently or formerly owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened;

     (c) Materials of Environmental Concern have not been transported, arranged to be disposed of or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

     6.18 ACCURACY OF INFORMATION, ETC.

     No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Banks, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contains, taken as a whole and as supplemented from time to time, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Banks for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     6.19 SECURITY DOCUMENTS

     (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement in which a security interest can be perfected by the filing of a financing statement under the UCC, when financing statements and other filings specified on Schedule 6.19(a) in appropriate form are filed in the offices specified on Schedule 6.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7A.3), subject to the terms of the Intercreditor Agreement.

     (b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 6.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than the Permitted Encumbrances, subject to the terms of the Intercreditor Agreement. Schedule 1.1B lists, as of the Effective Date, each parcel of owned real property located in the United States and held by the Company or any of its Subsidiaries that has a value, in the reasonable opinion of the Company, in excess of $5,000,000.

     6.20 COPYRIGHTS

     As of the Effective Date, neither the Company nor any of its Subsidiaries owns any material Copyrights which are registered with the U.S. Copyright Office.

SECTION 7. AFFIRMATIVE COVENANTS

     The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

     7.1 FINANCIAL STATEMENTS

     Furnish to the Administrative Agent (for delivery to each Bank):

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or such shorter period as the U.S. Securities and Exchange Commission may specify for the filing of annual reports on Form 10-K), a copy of the audited consolidated balance sheet of the Company, including its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" qualification or exception pursuant to Statement on Auditing Standards No. 59 (or any replacement statement), or qualification arising out of the scope of the audit of the financial statements, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

     (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company (or such shorter period as the U.S. Securities and Exchange Commission may specify for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments).

     All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

     7.2 CERTIFICATES; OTHER INFORMATION

     Furnish to the Administrative Agent (for delivery to each Bank) (or, in the case of clause (e), to the relevant Bank):

     (a) concurrently with the delivery of any financial statements pursuant to
Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default or Event of Default - Bankruptcy except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (A) a description of any change in the jurisdiction of organization of any Loan Party, (B) an updated list of all Subsidiaries of the Company and (C) the then applicable Excepted Secured Debt Amount and the Utilized Secured Debt Amount as of the date of delivery of such certificate;

     (b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Company, detailed consolidated projections for the following fiscal year prepared on a quarterly basis (including a projected consolidated balance sheet of the Company and its Subsidiaries, consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such projections with respect to such fiscal year (collectively, the "Projections"), setting forth in each case in comparative form the budget figures for the previous year, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

     (c) (i) within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and (ii) within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC; provided that such delivery shall be deemed to have been made upon delivery of notice to the Administrative Agent that such statements or reports are available via the EDGAR system of the U.S. Securities and Exchange Commission on the Internet;

     (d) Reserved;

     (e) Reserved; and

     (f) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

     If any notice or other communication delivered pursuant to this Section 7.2, or otherwise pursuant to this Agreement, contains any material non-public information, the Company, or other Loan Party if applicable, shall, at the time of such delivery, notify the Administrative Agent that such communication or notice contains material non-public information. If a Bank has notified the Administrative Agent that it does not want to receive material non-public information, the Administrative Agent will not forward to such Bank any notice or communication which is identified by the Company as including such information until such Bank notifies the Administrative Agent otherwise.

     7.3 PAYMENT OF OBLIGATIONS

     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or except as could not reasonably be expected to have a Material Adverse Effect.

     7.4 MAINTENANCE OF EXISTENCE; COMPLIANCE

     (a) (i) Continue to engage in the climate control, electronics and interiors lines of business as now conducted by it (except for the consummation of the Ford Transactions), (ii) preserve, renew and keep in full force and effect its organizational existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by
Section 7A.4 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.5 MAINTENANCE OF PROPERTY; INSURANCE

     (a) Keep all property useful and necessary in the business of the Group Members, taken as a whole, in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS

     (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Bank (coordinated through the Agents) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

     7.7 NOTICES

     Promptly give notice to the Administrative Agent and each Bank of:

     (a) the occurrence of any Default, Event of Default or Event of Default - Bankruptcy;

     (b) any (i) default or event of default under any Contractual Obligation of any Group Member (including the Ford Documentation) or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in the case of either clause (i) or clause
(ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c) any litigation or proceeding affecting any Group Member (i) that could reasonably be expected to have a Material Adverse Effect or (ii) which relates to the Ford Documentation or any Loan Document;

     (d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

     7.8 ENVIRONMENTAL LAWS

     Except to the extent that failure to do so could not in the aggregate reasonably be expected to result in a Material Adverse Effect:

     (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     7.9 ADDITIONAL COLLATERAL, ETC.

     (a) With respect to any property located in the United States of America acquired after the Effective Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and including the delivery of any notes evidencing intercompany loans (it being understood that filings with the U.S. Patent and Trademark Office and U.S. Copyright Office shall not be required except as provided in paragraph (e) below).

     (b) With respect to any fee interest in any real property located in the United States of America having a value (together with improvements thereof) of at least $5,000,000 acquired after the Effective Date by any Loan Party, promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Banks with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well any survey that such Loan Party has with respect to such real property, together with a surveyor's certificate, if available and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

     (c) With respect to any new Domestic Subsidiary created or acquired after the Effective Date by any Group Member (other than an Excluded Entity) and with respect to any Excluded Entity that becomes a Wholly Owned Subsidiary of any other Group Member after the Effective Date, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary or such Wholly Owned Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary or such Wholly Owned Subsidiary, as the case may be, (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Bank Facilities Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary or such Wholly Owned Subsidiary, including the filing of

Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent (it being understood that filings with the U.S. Patent and Trademark Office and U.S. Copyright Office shall not be required except as provided in clause (e) below) and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, (iv) comply with the requirements of Section 6.9(b) with respect to any fee interest in real property having a value of at least $5,000,000 owned by such new Subsidiary and (v) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

     (d) With respect to any Foreign Subsidiary created or acquired after the Effective Date by any Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent's security interest therein under the UCC as in effect in the applicable jurisdiction, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

     (e) With respect to any Intellectual Property registered with the U.S. Copyright Office after the Effective Date or with respect to any existing registration for a Copyright which becomes material subsequent to the Effective Date, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a perfected first priority security interest in such property, including filings with the U.S. Copyright Office and any other filings required by law or as may be requested by the Collateral Agent. If the Collateral Agent reasonably requests registrations with the U.S. Patent and Trademark Office as a result of any change in the requirements for the perfection of security interests in Patents and Trademarks, the relevant Loan Party shall take all actions necessary or advisable to register with the U.S. Patent and Trademark Office the security interest granted to the Collateral Agent in such property.

     (f) To the extent not delivered on or prior to the Effective Date, within 30 days of the Effective Date (or, to the extent necessary, such later date as agreed to by the Collateral Agent), deliver to the Collateral Agent the certificates listed on Schedule 7.9(f) representing the Capital Stock of Foreign Subsidiaries which have been pledged to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, pursuant to the Guarantee and Collateral Agreement, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member.

     7.10 POST-CLOSING MATTERS.

     (a) Use its commercially reasonable best efforts to (i) obtain any third-party consents required to grant to the Collateral Agent, for the benefit of the Bank Facilities Secured Parties, a perfected first priority interest in the Capital Stock owned by any Loan Party in each of the Subsidiaries listed on
Schedule 7.10(a), (ii) immediately after each such consent is obtained, provide an updated Schedule 2 to the Guarantee and Collateral Agreement, (iii) deliver any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iv) take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent's security interest therein under the UCC as in effect in the applicable jurisdiction.

     (b) If not delivered on or prior to the Effective Date, within 30 days of the Effective Date, (a) cause LTD Parts, Incorporated to be in good standing in its jurisdiction of organization and deliver to the Administrative Agent a good standing certificate for such corporation from such jurisdiction and (b) deliver to the Administrative Agent an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

SECTION 7A. NEGATIVE COVENANTS

     The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

     7A.1 CONSOLIDATED LEVERAGE RATIO Permit the Consolidated Leverage Ratio as at the end of any fiscal quarter set forth below to exceed the ratio set forth opposite such fiscal quarter:

FISCAL QUARTER(S)   CONSOLIDATED LEVERAGE RATIO
-----------------   ---------------------------
12/31/05                    4.75 to 1.00
3/31/06                     4.75 to 1.00
6/30/06                     5.25 to 1.00
9/30/06                     4.25 to 1.00
12/31/06                    3.00 to 1.00
3/31/07                     2.75 to 1.00
6/30/07                     2.50 to 1.00

     7A.2 INDEBTEDNESS. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document or the Amended and Restated Five-Year Term Loan Agreement;

     (b) Indebtedness of any Loan Party to any other Loan Party and to any non-Loan Party; provided that any such Indebtedness to any non-Loan Party shall be subordinated to the Bank Facilities Obligations on terms and conditions satisfactory to the Administrative Agent;

     (c) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

     (d) Guarantee Obligations of the Company existing on Original Effective Date and listed on Schedule 7A.2(d) and additional Guarantee Obligations in an aggregate amount not to exceed $100,000,000 at any one time outstanding issued by the Company or any of its Subsidiaries in the ordinary course of business;

     (e) Indebtedness of its Foreign Subsidiaries outstanding under any of the credit facilities listed on Schedule 7A.2(e) up to the aggregate amount available under all such credit facilities as set forth on Schedule 7A.2(e) (the "Schedule 7A.2(e) Aggregate Amount") and any refinancings, refundings, renewals, reallocations or extensions thereof; provided that any new credit facility ("New Debt") refinancing or replacing such Indebtedness does not cause the aggregate amount available under all such credit facilities to exceed the Schedule 7A.2(e) Aggregate Amount;

     (f) Reserved;

     (g) unsecured Indebtedness of the Company in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

     (h) Indebtedness of the Company and its Subsidiaries under factoring programs and Permitted Receivables Financings (including the Existing Securitization Facility), in each case, existing as of the Original Effective Date and listed on Schedule 7A.2(h), and Indebtedness of Foreign Subsidiaries under additional factoring programs and Permitted Receivables Financings in an aggregate amount not to exceed $50,000,000 at any time outstanding;

     (i) Indebtedness under letters of credit issued on behalf of Foreign Subsidiaries in an aggregate amount not to exceed $40,000,000 at any time outstanding;

     (j) Indebtedness of Domestic Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $35,000,000 at any time outstanding;

     (k) additional Indebtedness of Foreign Subsidiaries which is either unsecured or secured by Liens permitted by Section 7A.3(h) in an aggregate outstanding principal amount not to exceed, when combined with the additional factoring programs under clause (h) and the outstanding Indebtedness under clauses (i) through (j) of this Section 7A.2, $150,000,000 (it being understood that the Commitments with respect to such Indebtedness may be equal to an aggregate amount of $200,000,000 at any time);

     (l) senior unsecured or senior subordinated debt securities of the Company in an aggregate amount not to exceed $250,000,000; provided that (i) any indenture governing such securities shall contain standard high yield terms satisfactory to the Agents, (ii) the maturity of such securities shall not be earlier than the sixth anniversary of the Effective Date and (iii) 100% of the Net Cash Proceeds of such Indebtedness shall be used to reduce the commitments and prepay the loans as set forth in Section 2.13(h);

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                                                                              59


     (m) Indebtedness of Halla Climate Control Corporation and its Subsidiaries;

     (n) Permitted Restructuring Financings not exceeding the cash consideration for the related Permitted Restructuring Transaction; provided that any Permitted Restructuring Financings shall only be permitted to be outstanding based on this clause for 120 days after the incurrence thereof;

     (o) Indebtedness described on Schedule 7A.2(o);

     (p) Indebtedness of the Company in respect of the securities issued under the Existing Indenture prior to the Original Effective Date; and

     (q) Capital Lease Obligations of the Company or any of its Domestic Subsidiaries related to property located in the United States in an aggregate amount not to exceed $40,000,000.

     7A.3 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (f) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (g) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 7A.2(e); provided that the aggregate outstanding principal amount of such Indebtedness incurred after the Original Effective Date secured by such Liens does not exceed $200,000,000 at any one time outstanding;

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                                                                              60


     (h) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Sections 7A.2(i), 7A.2(j) and 7A.2(k); provided that no Lien may be granted on the Collateral to secure such Indebtedness and the aggregate fair market value of the assets subject to such Liens does not exceed 100% of the amount of any such Indebtedness so secured;

     (i) Reserved;

     (j) Liens on Receivables, any Related Security and the Other Securitization Assets of the Company or any Subsidiary to the extent that such Receivables, such Related Security or such Other Securitization Assets are subject to the relevant factoring programs and any Permitted Receivables Financing permitted under Section 7A.2(h);

     (k) Reserved;

     (l) Liens on assets of Halla Climate Control Corporation and its Subsidiaries;

     (m) Liens created pursuant to the Security Documents; and

     (n) Liens described on Schedule 7A.3(n).

     7A.4 FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

     (a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

     (b) any Subsidiary of the Company that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary of the Company that is not a Subsidiary Guarantor; provided that if one Subsidiary to such merger or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

     (c) any Subsidiary of the Company may Dispose of any or all of its assets
(i) to the Company or any Subsidiary Guarantor (upon voluntary liquidation or otherwise); provided that any such Disposition by a Subsidiary Guarantor must be to another Subsidiary Guarantor or the Company, (ii) to a Subsidiary that is not a Subsidiary Guarantor if the Subsidiary making the Disposition is not a Subsidiary Guarantor (and provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary) or (iii) pursuant to a Disposition permitted by Section 7A.5; and the Company may Dispose of certain of its assets to a Subsidiary Guarantor in order to effect the transfers contemplated by the Ford Documentation;

     (d) any Investment expressly permitted by Section 7A.8 may be structured as a merger, consolidation or amalgamation; and

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                                                                              61


     (e) any Subsidiary (including the Liquidation Subsidiary) may be dissolved or liquidated so long as any Dispositions in connection with any such liquidation or dissolution are permitted under Section 7A.4(c).

     7A.5 DISPOSITION OF PROPERTY. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

     (a) the Disposition of obsolete or worn out property in the ordinary course of business;

     (b) the sale of inventory in the ordinary course of business;

     (c) Dispositions permitted by clauses (i) and (ii) of Section 7A.4(c);

     (d) the sale or other Disposition of assets pursuant to the Ford Transactions;

     (e) the sale or issuance of any Subsidiary's Capital Stock to the Company or any Subsidiary Guarantor;

     (f) the sale by the Company or its Subsidiaries to Halla Climate Control Corporation of their ownership interests in Halla Climate Control (Dalian) Co. Ltd., Halla Climate Control (Portugal) Ar Condicionado, LDA, Halla Climate Control (Thailand) Company Limited, Halla Climate Control Canada Inc. and Visteon Automotive Systems India Private Limited;

     (g) Permitted Restructuring Transactions; provided that the aggregate consideration for all such Permitted Restructuring Transactions (other than the planned Permitted Restructuring Transaction disclosed to the Banks prior to the Original Effective Date) shall not exceed $100,000,000 after the Original Effective Date;

     (h) the Disposition of other property not otherwise expressly permitted by this Section having a fair market value not to exceed, together with the fair market value of any other Dispositions made concurrently with or prior to such Disposition, 10% of Consolidated Net Tangible Assets in the aggregate as of the last day of the then most recent fiscal year for which financial statements have been delivered; provided that any Dispositions of Core Assets shall not exceed $200,000,000 in the aggregate;

     (i) the sale of Receivables, any Related Security and the Other Securitization Assets pursuant to Permitted Receivables Financings;

     (j) any sale or disposition of assets pursuant to the Outsourcing Initiative; and

     (k) Dispositions of the assets of the Liquidation Subsidiary in connection with the liquidation or dissolution of such Liquidation Subsidiary or in connection with any proceeding of the type described in Section 8.2 so long as the net cash proceeds of such Disposition are used to pay liabilities of such Liquidation Subsidiary.

     7A.6 RESTRICTED PAYMENTS. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account

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                                                                              62


of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that:

     (a) any Subsidiary may make Restricted Payments pro rata to the holders of the equity of such Subsidiaries entitled to receive the same;

     (b) the Company may make Restricted Payments in an aggregate amount not to exceed $10,000,000 in the aggregate during the term of this Agreement;

     (c) the Company may repurchase for cash the warrants issued to Ford pursuant to the Ford Documentation with (i) the net cash proceeds of a substantially concurrent issuance of common stock by the Company and (ii) at any time after the date which is the twelve month anniversary of the closing of the Ford Transactions (other than the ongoing performance obligations contemplated by the Ford Documentation), cash held by the Company in an amount not to exceed $50,000,000 in the aggregate;

     (d) the Company may make Restricted Payments in connection with share repurchases required by employee programs as described on Schedule 7A.6(d); and

     (e) Restricted Payments necessary to effect changes in the ownership of assets to be transferred to Ford pursuant to the Ford Transactions and to facilitate the transfer of such assets to Ford pursuant to the Ford Documentation.

     7A.7 CAPITAL EXPENDITURES. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding (a) $400,000,000 during the period from the Original Effective Date through December 31, 2005, $500,000,000 during fiscal year 2006 and $250,000,000 thereafter; provided, that (x) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, (y) any such amount shall exclude Capital Expenditures of the Company and its Subsidiaries funded with any Reinvestment Deferred Amount and (z) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) above.

     7A.8 INVESTMENTS. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

     (a) extensions of trade credit in the ordinary course of business;

     (b) investments in Cash Equivalents;

     (c) Guarantee Obligations permitted by Section 7A.2;

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                                                                              63


     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

     (e) intercompany Investments among the Loan Parties;

     (f) intercompany Investments by non-Loan Parties in Loan Parties;

     (g) intercompany Investments among Foreign Subsidiaries;

     (h) intercompany loans from Loan Parties to non-Loan Parties in an aggregate outstanding amount not to exceed the sum (such sum, the "Non-Loan Party Intercompany Debt Basket") of (i) $100,000,000, (ii) intercompany loans or cash dividends from non-Loan Parties received by Loan Parties after the Original Effective Date and repayment in cash by non-Loan Parties of intercompany loans owing to any Loan Party (it being understood that such intercompany loans may not be repaid or prepaid to the extent that such prepayment would cause the Investment Basket to be a negative amount), (iii) 50% of the Net Cash Proceeds received by any Loan Party from any asset sale permitted under Section 7A.5(f) and (iv) to the extent the Net Cash Proceeds of a Permitted Restructuring Transaction are required to be, and are, used to prepay loans and reduce commitments pursuant to Section 2.13(h), an amount equal to the Net Cash Proceeds so used; provided that the Non-Loan Party Intercompany Debt Basket shall be reduced by an amount equal to any Investments made pursuant to the Investment Basket in excess of the amount permitted pursuant to clause (i) of the definition of Investment Basket;

     (i) Investments resulting from the forgiveness of intercompany loans existing as of the Original Effective Date made by the Loan Parties to the UK and other European Subsidiaries in an aggregate amount not to exceed $340,000,000;

     (j) Investments in an aggregate outstanding amount not to exceed the sum (such sum, the "Investment Basket") of (i) $275,000,000 in the aggregate; provided that such amount shall not exceed $150,000,000 in the aggregate during the period from the Original Effective Date through December 31, 2005, (ii) intercompany loans or cash dividends from non-Loan Parties received by Loan Parties after the Original Effective Date and repayment in cash by non-Loan Parties of intercompany loans owing to any Loan Party (it being understood that such intercompany loans may not be repaid or prepaid to the extent that such prepayment would cause the Investment Basket to be a negative amount), (iii) 50% of the Net Cash Proceeds received by any Loan Party from any asset sale permitted under Section 7A.5(f) and (iv) to the extent the Net Cash Proceeds of a Permitted Restructuring Transaction are required to be, and are, used to prepay loans and reduce commitments pursuant to Section 2.13(h), an amount equal to the Net Cash Proceeds so used; provided that the Investment Basket shall be reduced by an amount equal to any intercompany loans made by the Loan Parties pursuant to the Non-Loan Party Intercompany Debt Basket in excess of the amount permitted pursuant to the definition of Non-Loan Party Intercompany Debt Basket in excess of $100,000,000;

     (k) acquisitions in friendly transactions of at least a majority of the Capital Stock of other Persons or of the assets or a line of business or business unit of another Person made after the consummation of the Ford Transactions (other than ongoing performance obligations

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                                                                              64


contemplated by the Ford Documentation) for aggregate consideration not to exceed $75,000,000;

     (l) Investments existing as of the Original Effective Date as set forth on
Schedule 7A.8(l);

     (m) Investments necessary to effect changes in the ownership of assets to be transferred to Ford pursuant to the Ford Transactions to facilitate the transfer of such assets to Ford pursuant to the Ford Documentation; and

     (n) the acquisition by the Company of the equity interests of Oasis Holdings Statutory Trust, the lessor under the Visteon Village Lease, pursuant to the terms of the declaration of trust governing such trust and the Visteon Village Lease.

     7A.9 OPTIONAL PAYMENTS AND MODIFICATIONS OF CERTAIN DEBT INSTRUMENTS. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the notes issued under the Existing Indenture or any other Indebtedness of the Loan Parties (other than in connection with (i) the prepayment of any revolving credit facility (except in connection with a termination or permanent reduction of the commitments under any revolving credit facility), (ii) prepayment of Indebtedness under this Agreement, the Amended and Restated Five-Year Term Loan Agreement or the Short-Term Credit Agreement, and
(iii) prepayments of Indebtedness (other than the securities issued under the Existing Indenture) in an aggregate amount not to exceed $25,000,000, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Indenture, the notes issued thereunder or documentation governing any other Indebtedness of the Loan Parties (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee) or (c) incur any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents and Indebtedness permitted under Sections 7A.2(f)) which constitutes "Debt" as defined in the Existing Indenture or incur obligations under Sale-Leaseback Transactions (other than Sale-Leaseback Transactions permitted pursuant to Section 7A.11) which constitute "Attributable Debt" as defined in the Existing Indenture, that, in either case, qualifies for the CNTA Exception.

     7A.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Subsidiary Guarantor) unless such transaction is
(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

     7A.11 SALES AND LEASEBACKS. Enter into any arrangement (a "Sale-Leaseback Transaction") with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of

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                                                                              65


such property or rental obligations of such Group Member, except for any Sale-Leaseback Transaction in which the lease entered into in connection therewith has a Remaining Present Value at the time it is entered into, together with the Remaining Present Value of other leases previously entered into in connection with Sale-Leaseback Transactions, not exceeding $100,000,000 in the aggregate; provided that such aggregate Remaining Present Value shall not exceed $65,000,000 in the aggregate during the period from the Original Effective Date through December 31, 2005. Notwithstanding anything to the contrary in this
Section 7A.11, a Sale-Leaseback Transaction with respect to Visteon Village shall be permitted so long as the Net Cash Proceeds of such Sale-Leaseback Transaction are applied in accordance with Section 2.13(h).

     7A.12 SWAP AGREEMENTS. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

     7A.13 CHANGES IN FISCAL PERIODS. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company's method of determining fiscal quarters.

     7A.14 NEGATIVE PLEDGE CLAUSES. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement with respect to Indebtedness of a Foreign Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Foreign Subsidiary or any Wholly Owned Subsidiary of such Foreign Subsidiary (d) the Amended and Restated Five-Year Term Loan Agreement or the Short-Term Credit Agreement, (e) the Existing Indenture and (f) restrictions in the Ford Documentation (for so long as the Ford Documentation shall be in effect) restricting the ability of the Group Members to create Liens on assets of the Group Members to be transferred to Ford pursuant to the Ford Transactions (it being understood that such restrictions shall permit the Liens pursuant to the Security Documents).

     7A.15 CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) such encumbrances or restrictions required by applicable law, (iv) such encumbrances or restrictions consisting of

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                                                                              66


customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder, (v) such encumbrances or restrictions with respect to Indebtedness of a Foreign Subsidiary permitted pursuant to this Agreement and which encumbrances or restrictions are customary in agreements of such type or are of the type existing under the agreements listed on Schedule 7A.15 and which shall only apply to such Foreign Subsidiary subject thereto and such Foreign Subsidiary's Wholly Owned Subsidiaries (vi) any restrictions existing under the Amended and Restated Five-Year Term Loan Agreement, and (vii) any restrictions existing under the agreements listed on Schedule 7A.15.

     7A.16 MODIFICATIONS TO THE FORD DOCUMENTATION. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of the Ford Documentation to the extent that such amendment, modification, waiver or change would have a Material Adverse Effect.

     7A.17 BUSINESS OF VISTEON INTERNATIONAL HOLDINGS, INC. Permit Visteon International Holdings, Inc. to (a) engage at any time in any business or business activity other than (i) ownership and acquisition of Capital Stock in Halla Climate Control Corporation and other Foreign Subsidiaries, (ii) performance of its obligations under and in connection with the Loan Documents,
(iii) actions required to maintain its existence and (iv) activities incidental to its maintenance and continuance and to the foregoing activities; (b) incur any Indebtedness other than intercompany Indebtedness to the Company so long as such Indebtedness is subordinated on terms and conditions satisfactory to the Arrangers; or (c) sell, dispose of, grant a Lien on or otherwise transfer the Capital Stock of Halla Climate Control Corporation except as permitted by
Section 7A.5.

     7A.18 CASH MANAGEMENT

     No Loan Party shall maintain any bank account with a positive cash balance other than bank accounts held with one or more of the Bank Facilities Secured Parties or with other financial institutions subject to a lien in favor of the Collateral Agent; provided that this Section 7A.18 shall not apply to any bank accounts with a cash balance of $1,000,000 or less so long as the aggregate amount on deposit in all such accounts does not exceed $5,000,000.

SECTION 8. DEFAULT

     8.1 DEFAULTS RELATING TO THE GROUP MEMBERS

     If one or more of the following events shall have occurred and be continuing:

          (a) default in any payment of principal of any Loan or Reimbursement Obligation as and when the same shall become due and payable, whether at maturity or upon required repayment or upon declaration or otherwise; or

          (b) default in the payment of any installment of interest upon any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, as and when the same shall become due and payable, and continuance

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                                                                              67


     of such default for a period of five Domestic Business Days in the case of a Domestic Loan or five Eurodollar Business Days in the case of a Eurocurrency Loan; or

          (c) (i) failure on the part of any Loan Party duly to observe or perform any covenant contained in clause (i) or (ii) of Section 7.4(a),
     Section 7.7(a) or Section 7A of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; provided that (x) no Default or Event of Default shall occur under Section 7A (other than Section 7A.1) of this Agreement with respect to the monetary limitations set forth therein expressed in United States dollars solely as a result of changes in currency exchange rates subsequent to the date of the taking of the actions permitted therein and (y) compliance with such monetary limitations with respect to actions taken in currencies other than United States dollars shall be determined on the date of such action based on the Equivalent U.S. Dollar amount thereof and of all other actions taken prior to such date which are also subject to such limitation; and provided further that, any failure to observe or perform any covenant contained in Sections 7A.4, 7A.5, 7A.8, 7A.10, 7A.11, 7A.12, 7A.14 and 7A.15 with respect to Halla Climate Control Corporation and its Subsidiaries shall not constitute an Event of Default unless such failure shall continue for a period of thirty days;

          (d) failure on the part of any Loan Party duly to observe or perform any other of the covenants or agreements of this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) for a period of 30 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Administrative Agent or the Required Banks; or

          (e) any representation or warranty by any Loan Party in this Agreement or in any other Loan Document or in any certificate delivered pursuant hereto shall have proven to have been materially false or misleading when made or deemed made; or

          (f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses
     (i), (ii) and (iii) of this paragraph (f) shall have occurred and be

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                                                                              68


     continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; and provided further, that this
     Section 8.1(f) shall not apply to intercompany Indebtedness of an Immaterial Subsidiary; or

          (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Banks, reasonably be expected to have a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party, or, in the case of the Intercreditor Agreement, Ford, shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) either of the guarantees contained in Section 4 of this Agreement or Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) a Change of Control shall have occurred;

then, and in each and every such case, with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice in writing to the Company, terminate the Commitments and/or declare the principal of all Loans to the Company and its Affiliates and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be

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due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

     8.2 DEFAULTS RELATING TO BANKRUPTCY OF THE GROUP MEMBERS

     If one or more of the following events shall have occurred and be continuing with respect to any Material Group Member,:

          (a) any Material Group Member shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed or undischarged for a period of 60 days; or (c) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or (e) the Company shall generally not, or shall generally be unable to, pay its debts as they become due;

then if such event is an Event of Default - Bankruptcy specified in this Section 8.2, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable.

SECTION 9. ASSIGNMENT; PARTICIPATIONS

     9.1 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Company nor any Affiliate may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company or any Affiliate without such consent shall be null and

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void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

               (A) the Company (such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment of (1) any Revolving Commitment to any Revolving Bank, any affiliate of a Revolving Bank or any Approved Fund (as defined below) of a Revolving Bank, (2) any Term Loan to any Term Bank, any affiliate of a Term Bank or any Approved Fund of a Term Bank, or (3) if an Event of Default or Event of Default - Bankruptcy under Section 8 has occurred and is continuing, any other Person;

               (B) the Administrative Agent; and

               (C) each Issuing Bank (in the case of an assignment of any Revolving Commitment).

          (ii) Assignments shall be subject to the following additional conditions:

               (A) except in the case of an assignment to a Bank, an affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank's Commitments or Loans hereunder, the amount of the Commitments or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Loan Facility, $1,000,000) unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default or an Event of Default - Bankruptcy has occurred under Section 8 has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Bank and its affiliates or Approved Funds, if any;

               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

               (C) the Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire.

     For the purposes of this Section 9.1, "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

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                                                                              71


          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13(a), 10.2, 10.4 and 12.6). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.1 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (c) (i) Any Bank may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Bank's obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Bank will not, without the consent of the Participant, agree to

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                                                                              72


any amendment, modification or waiver that (1) requires the consent of each Bank directly affected thereby pursuant to Section 12.8 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13(a), 10.2, 10.4 and 12.6 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 12.8(c) as though it were a Bank, provided such Participant shall be subject to Section 12.8(b) as though it were a Bank.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 10.4 or 12.6 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. Any Participant that is a Non-U.S. Bank shall not be entitled to the benefits of Section 10.4 unless such Participant complies with Section 10.4(d).

     (d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Assignee for such Bank as a party hereto.

     (e) The Company, upon receipt of written notice from the relevant Bank, agrees to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (d) above.

     (f) Notwithstanding the foregoing, any Conduit Bank may assign any or all of the Loans it may have funded hereunder to its designating Bank without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 9.1(b). Each of the Company, each Bank and the Administrative Agent hereby confirms that it will not institute against a Conduit Bank or join any other Person in instituting against a Conduit Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Bank; provided, however, that each Bank designating any Conduit Bank hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Bank during such period of forbearance.

SECTION 10. CHANGE IN CIRCUMSTANCES

     10.1 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR

     The Banks shall have no obligation to make a new Eurocurrency Loan, to extend an outstanding Eurocurrency Loan or to convert an outstanding Loan into a Eurocurrency Loan if the Administrative Agent determines that:

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                                                                              73


     (a) by reason of circumstances generally affecting all interbank markets for deposits in the currency in which the Eurocurrency Loan has been requested to be denominated (in the applicable amounts), LIBO Rates for such deposits are not being offered to the Banks for a term equal to any Interest Period for which such new Loan, extended Loan or converted Loan shall be requested by the Company or an Affiliate;

     (b) based on notice received from the Required Banks, the LIBO Rate will not adequately and fairly reflect the cost to the Banks of maintaining or funding such new Loan, extended Loan or converted Loan as shall be requested by the Company or an Affiliate;

     (c) deposits in the applicable currency are not generally available, or cannot be obtained by the Banks, in the applicable market (any Foreign Currency affected by the circumstances described in clause (a), (b) or (c) is referred to as an "Affected Foreign Currency").

Upon any such determination, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the Banks as soon as practicable. If such notice is given (y) pursuant to clause (a) or (b) of this Section 10.1 in respect of Eurocurrency Loans denominated in United States dollars, then (i) any Eurocurrency Loans denominated in United States dollars requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Base Rate Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in United States dollars shall be continued as Base Rate Loans and (iii) any outstanding Eurocurrency Loans denominated in United States dollars shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans and (z) in respect of any Foreign Currency Loans, then (i) any Foreign Currency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Foreign Currency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in United States dollars or Foreign Currency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Company have the right to convert Base Rate Loans to Eurocurrency Loans denominated in United States dollars.

     10.2 ILLEGALITY

     (a) If, after the date of this Agreement, the introduction of, or any change in, any applicable law or regulation or in the interpretation or administration thereof by any governmental, monetary, or regulatory authority charged with the interpretation or administration thereof or compliance by any Bank with any request or directive of any such authority shall make it unlawful for such Bank to make, maintain or fund any Loan or issue or participate in any Letter of Credit, such Bank shall give notice thereof to the Company and, if the Loan or Letter of Credit is to an Affiliate, to such Affiliate (in each case with a copy to the Administrative Agent). Before giving any notice pursuant to this Section 10.2, the relevant Bank shall designate a different lending office if such designation would avoid the need for giving such notice and it would not otherwise be disadvantageous to such Bank in its reasonable judgment. Upon receipt of such notice the Company shall or, if the Loan or Letter of Credit is to an Affiliate, the Affiliate shall on either (A) the last day of the then-current Interest Period applicable to such Loan or expiration of the Letter of Credit if such Bank may lawfully continue to maintain and

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fund such Loan or Letter of Credit to such day or (B) not later than the last date such Bank may lawfully continue to fund and maintain such Loan or Letter of Credit, either (i) prepay in full, without premium or penalty, the then outstanding principal amount of each affected Loan, together with accrued interest thereon, (ii) convert such Loan into another category of Loan (which would not be unlawful for the relevant Banks to make) as provided in Section 2.7 or (iii) arrange for termination of the Letter of Credit.

     (b) Upon any prepayment or conversion of a Loan made pursuant to Section 10.2(a) other than at the end of an Interest Period, the Company or the Affiliate, as applicable, shall reimburse the Bank upon demand for any loss incurred by it as a result of the timing of such prepayment or conversion, in the manner provided in Section 2.18.

     10.3 INCREASED COST

     (a) If (i) Regulation D of the Federal Reserve Board as in effect on the Effective Date ("Regulation D"), (ii) minimum reserve requirements of the Bank of England and/or the Financial Services Authority as in effect on the Effective Date ("Mandatory Cost Rate"), or (iii) after the date hereof, the adoption of any applicable law or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of any such authority, central bank or comparable agency (a "Regulatory Change"):

          (A) shall subject any Bank to any tax, duty or other charge with respect to Eurocurrency Loans or its obligation to make Eurocurrency Loans, or shall change the basis of taxation of payments to such Bank of the principal of or interest on Eurocurrency Loans or any other amounts due under this Agreement in respect of Eurocurrency Loans or its obligation to make Eurocurrency Loans (except for changes in the rate of tax on the overall net income of such Bank or the Eurodollar Lending Office imposed by the jurisdictions in which such Bank's principal executive office or Eurodollar Lending Office are located); or

          (B) shall impose, modify or cause to be applicable any reserve (including, without limitation, any imposed by the Federal Reserve Board), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or the Eurodollar Lending Office or shall impose on such Bank (or the Eurodollar Lending Office) or all interbank markets applicable to such Eurocurrency Loans any other condition affecting the Eurocurrency Loans or its obligation to make Eurocurrency Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or the Eurodollar Lending Office) of making or maintaining any Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce the amount of any sum received or receivable by such Bank (or the Eurodollar Lending Office) under this Agreement, by an amount deemed by such Bank to be material, the Company shall pay or, if such Eurocurrency Loans are to Affiliates, such Affiliates shall pay to such Bank such additional amount or amounts as will compensate such Bank for any such increased cost or reduction incurred or suffered by such Bank from and after the later of (i)

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                                                                              75


the date that is 15 days prior to receipt of notice from such Bank of such costs and (ii) the last date preceding receipt of such notice from such Bank on which interest was due and payable pursuant to Section 2.10 on any such Eurocurrency Loan. Any Bank which provides notice to the Company of increased costs pursuant to this Section 10.3(a) shall also provide a copy of such notice to the Administrative Agent.

     (b) Without limiting the effect of the foregoing, so long as any Bank shall be required to maintain reserves against "Eurocurrency liabilities" under Regulation D (or, so long as such Bank may be required, by any Mandatory Cost Rate or by reason of any Regulatory Change, to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurocurrency Loans) (such reserves are collectively called "Reserves") the Company shall pay or, if such Eurocurrency Loans are to Affiliates, such Affiliates shall pay to such Bank an amount (reasonably estimated by such Bank) for each day during each Interest Period for such Eurocurrency Loans equal to the product of the following:

          (i) the principal amount of each Eurocurrency Loan to which such Interest Period relates; multiplied by

          (ii) the difference between (A) a fraction, the numerator of which is the LIBO Rate (expressed as a decimal) applicable to such Eurocurrency Loan and the denominator of which is one (1) minus such Bank's Actual Reserve Cost (defined below) (expressed as a decimal) and (B) the LIBO Rate; multiplied by

          (iii) 1/360.

     For the purposes of this Section 10.3(b), the "Bank's Actual Reserve Cost" (which shall be reasonably estimated by the relevant Bank) shall be equal to the cost actually incurred by such Bank from time to time during such Interest Period as a result of the requirement that such Bank maintain Reserves with respect to such Eurocurrency Loan.

     (c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Bank shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Bank of making or maintaining any Foreign Currency Loan in such Foreign Currency, and such Bank shall deliver to the Company a notice requesting compensation under this paragraph, then the Company will pay or cause the relevant Affiliate to pay to such Bank on each Interest Payment Date with respect to each affected Foreign Currency Loan an amount that will compensate such Bank for such additional cost.

     (d) Notwithstanding any other provision of this Agreement, if, after the date hereof, there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding

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conditions otherwise covered by this Section 10.3) or currency exchange rates which would make it impracticable for the Required Banks to make or maintain Foreign Currency Loans denominated in the relevant currency to, or for the account of, the Company or any Affiliate, then, by written notice to the Company or such Affiliate and to the Administrative Agent:

          (i) such Bank or Banks may declare that Foreign Currency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Bank or Banks hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Loan (in the affected currency or currencies) or to continue a Foreign Currency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Bank or Banks only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

          (ii) such Bank may require that all outstanding Foreign Currency Loans (in the affected currency or currencies), made by it be converted to Base Rate Loans or Loans denominated in United States dollars, as the case may be (unless repaid by the Company or the relevant Affiliate as described below), in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be converted to Base Rate Loans or Loans denominated in United States dollars, as the case may be, as of the effective date of such notice as provided below and at the Exchange Rate on the date of such conversion or, at the option of the Company or the Affiliate, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Bank shall exercise its rights under this paragraph (d), all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Loans of such Bank shall instead be applied to repay the Base Rate Loans or Loans denominated in United States dollars, as the case may be, made by such Bank resulting from such conversion. For purposes of Section 10.3(d), a notice to the Company or Affiliate by any Bank shall be effective as to each Foreign Currency Loan made by such Bank, if lawful, on the last day of the Interest Period currently applicable to such Foreign Currency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company or Affiliate.

     (e) Each Bank shall take reasonable steps, including without limitation, the designation of a different Eurodollar Lending Office or Foreign Currency Lending Office (unless it would otherwise be disadvantageous to the Bank in its reasonable judgment) if such steps would avoid the need for or reduce the amount of any payment that otherwise would be due under Section 10.3(a), 10.3(b) or 10.3(c). Any amounts payable by the Company or any Affiliate under Sections 10.3(a), 10.3(b) or 10.3(c) shall be remitted after the end of each Interest Period, within 30 days after submission by the Bank to the Company and such Affiliate (with a copy to the Administrative Agent) of a written statement setting forth the amount thereof.

     (f) From time to time during the term of this Agreement, upon the request of the Company, each Bank shall provide to the Company (with a copy to the Administrative Agent) its best estimate of such Bank's Actual Reserve Cost incurred or to be incurred with respect to Eurocurrency Loans in the principal amounts specified in the Company's request.

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                                                                              77


     10.4 TAXES

     (a) All payments made by the Company or any Affiliate under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Bank as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder, the amounts so payable to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that neither the Company nor any Affiliate shall be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes (i) that are attributable to such Bank's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company or any Affiliate with respect to such Non-Excluded Taxes pursuant to this paragraph.

     (b) In addition, each of the Company and the Affiliates shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company or any Affiliate, as promptly as possible thereafter the Company or such Affiliate, as applicable, shall send to the Administrative Agent for its own account or for the account of the relevant Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If any of the Company or any Affiliate fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company or such Affiliate, as applicable, shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure.

     (d) Each Bank (or Transferee) that is not a "U.S. Person" as defined in
Section 7701(a)(30) of the Code (a "Non-U.S. Bank") shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to

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                                                                              78


payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver.

     (e) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company or any Affiliate borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or such Affiliate, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank's judgment such completion, execution or submission would not materially prejudice the legal position of such Bank.

     (f) If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or any Affiliate or with respect to which the Company or any Affiliate has paid additional amounts pursuant to this Section 10.4, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 10.4 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each of the Company and each Affiliate, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company or such Affiliate (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

     (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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                                                                              79


     10.5 REPLACEMENT OF BANKS. The Company shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to Section 10.3 or 10.4, (b) fails to consent to any amendment to this Agreement requested by the Company which requires the consent of all of the Banks and which is consented to by the Required Banks or (c) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default or Event of Default-Bankruptcy shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Bank shall have taken no action under Section 10.3(e) or 10.4 so as to eliminate the continued need for payment of amounts owing pursuant to Section 10.3 or 10.4,
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Bank on or prior to the date of replacement, (v) to the extent the Company is making a replacement pursuant to clause (b) above, the replacement financial institution shall consent to the requested amendment, (vi) the Company shall be liable to such replaced Bank under Section 2.13(a) if any Eurocurrency Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto,
(vii) the replacement financial institution, if not already a Bank, shall be reasonably satisfactory to the Administrative Agent, (viii) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of
Section 9.1 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (ix) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 10.3 or 10.4(b), as the case may be, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Bank shall have against the replaced Bank.

SECTION 11. THE AGENTS

     11.1 APPOINTMENT

     Each Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Bank under this Agreement, and each such Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     11.2 DELEGATION OF DUTIES

     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care in consultation with the Company.

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                                                                              80


     11.3 EXCULPATORY PROVISIONS

     Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any Affiliate or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company or any Affiliate to perform its obligations hereunder. The Agents shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any Affiliate.

     11.4 RELIANCE BY ADMINISTRATIVE AGENT

     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Company or any Affiliate), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified by this Agreement, all Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks (or, if so specified by this Agreement, all Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Loans.

     11.5 NOTICE OF DEFAULT

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default or Event of Default-Bankruptcy unless the Administrative Agent has received notice from a Bank, the Company or an Affiliate referring to this Agreement, describing such default or Event of Default or Event of Default-Bankruptcy and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such default or Event of Default or Event of Default-Bankruptcy as shall be reasonably directed by the Required Banks (or, if so specified by this

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                                                                              81


Agreement, all Banks); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default or Event of Default-Bankruptcy as it shall deem advisable in the best interests of the Banks.

     11.6 NON-RELIANCE ON AGENTS AND OTHER BANKS

     Each Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Company or any Affiliate, shall be deemed to constitute any representation or warranty by any Agent to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company and its Affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     11.7 INDEMNIFICATION

     The Banks agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Company and the Affiliates and without limiting the obligation of the Company and the Affiliates to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, the Loans, this Agreement, any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The

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agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

     11.8 AGENT IN ITS INDIVIDUAL CAPACITY

     Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company or an Affiliate as though such Agent were not an Agent. With respect to Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include each Agent in its individual capacity.

     11.9 SUCCESSOR ADMINISTRATIVE AGENT

     The Administrative Agent may resign as Administrative Agent upon 45 days' notice to the Banks and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall (unless an Event of Default or Event of Default-Bankruptcy shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor administrative agent has accepted appointment as Administrative Agent by the date that is 45 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Banks shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor administrative agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     11.10 SYNDICATION AGENT

     The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 12. MISCELLANEOUS

     12.1 NOTICES

     Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be in writing and shall be deemed to have been duly given and made, in the case of a letter, upon delivery or three days after deposit in the mail registered first class mail, postage prepaid; and in the case of a facsimile, when a facsimile is sent and receipt is

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telephonically confirmed; provided, however, that notices pursuant to Section
2.6 or 2.7 or any other notices herein which are given by telephone shall not be effective until received by the party to whom notice is given. Unless otherwise specified herein, any such notice, request, demand, or communication shall be delivered or addressed as follows:

          (a) if to the Company, to it at One Village Center, Van Buren Township, Michigan 48111 U.S.A., Attention: Treasurer (or facsimile number 734-736-5563, Attention: Treasurer);

          (b) if to an Affiliate, to it at the address or facsimile number of the Affiliate designated in the Accession Memorandum of such Affiliate;

          (c) if to the Administrative Agent, to it at the Notice Office; and

          (d) if to the Banks, to each Bank at the address set forth in the administrative questionnaire delivered to the Administrative Agent;

or at such other address or facsimile number as either party hereto may designate by written notice to the other party hereto.

     12.2 TERM OF AGREEMENT

     The term of this Agreement shall be until the termination of the Commitments or until the payment in full of the Loans and Reimbursement Obligations and expiration or termination of all Letters of Credit, whichever occurs last, provided that the obligations of the Company or any Affiliate with respect to any payment required to be made by it under this Agreement shall survive the term of this Agreement.

     12.3 NO WAIVERS

     No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     12.4 NEW YORK LAW AND JURISDICTION

     (a) THIS AGREEMENT AND EACH ACCESSION MEMORANDUM SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

     (b) THE COMPANY AND THE AFFILIATES AND THE ADMINISTRATIVE AGENT AND THE BANKS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE GENERAL JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS FROM ANY THEREOF, FOR PURPOSES OF ANY ACTION ARISING UNDER THIS AGREEMENT OR ANY ACCESSION

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                                                                              84


MEMORANDUM, OR REGARDING ANY LOANS MADE HEREUNDER, AND EACH HEREBY AGREES THAT ANY DISPUTES RELATING TO THIS AGREEMENT OR ANY ACCESSION MEMORANDUM OR ANY LOANS MADE HEREUNDER MAY BE RESOLVED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE FOREGOING PARTIES HEREBY STIPULATES THAT THE VENUES REFERENCED IN THIS SECTION 12.4(B) ARE CONVENIENT AND EACH WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE RELATING TO THE VENUE OR CONVENIENCE OF SUCH COURTS.

     (c) The Secretary of the Company shall be the agent for service of process with regard to all claims hereunder by the Administrative Agent or Banks against any Affiliate.

     (d) The Company and the Affiliates each hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     12.5 ENTIRE AGREEMENT

     This Agreement, together with any Accession Memoranda, constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior discussions, negotiations, agreements and understandings. The parties hereto acknowledge that the general banking or business conditions or any similar bank lending rules or requirements of any organization not having the force of law, now or hereafter in effect shall not be applicable to this Agreement, the Accession Memoranda or any Loans made hereunder to the Company or any Affiliate by the Banks.

     12.6 PAYMENT OF CERTAIN EXPENSES

     The Company agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Agents and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Agents shall deem appropriate, (b) to pay or reimburse each Bank and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including but not limited to the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Bank and of counsel to the Agents, (c) to pay, indemnify, and hold each Bank and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment,

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                                                                              85


supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.6 shall be payable not later than 10 days after written demand therefor. Statements payable by the Company pursuant to this Section 12.6 shall be sent to the Company at the address of the Company set forth in Section 12.1, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 12.6 shall survive repayment of the Loans and all other amounts payable hereunder.

     12.7 JUDGMENT CURRENCY

     If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a party borrowing or making Loans hereunder in the currency expressed to be payable hereunder (for purposes of this Section 12.7, the "specified currency") into another currency, the rate of exchange used shall be the Spot Rate on the day that final, nonappealable judgment is given. The obligations of such parties hereunder in respect of any sum due to another party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Eurodollar Business Day following receipt by a party of any sum adjudged to be so due in such other currency such party may in accordance with normal, reasonable banking or foreign exchange procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such party, in the specified currency, the party which owed such sum agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the party to which the sum was owed against such loss.

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                                                                              86


     12.8 CHANGES, WAIVERS, ETC.; ADJUSTMENTS

     (a) Neither this Agreement nor any provision hereof may be amended, supplemented, changed, waived, discharged or terminated orally, but only by a statement in writing signed by the Company and the Required Banks or, with the consent of the Required Banks, the Company and the Administrative Agent; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the termination date of any Bank's Commitment, or require a Bank to make Loans in any additional currencies (other than those contemplated by this Agreement), in each case without the written consent of each Bank directly affected thereby; (ii) eliminate or reduce the voting rights of any Bank under this Section 12.8 without the written consent of such Bank;
(iii) reduce any percentage specified in the definition of Required Banks or Majority Facility Banks, consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or release the Company from its guarantee obligations under Section 4, subject to the Intercreditor Agreement, release all or substantially all of the Collateral (other than pursuant to the Ford Transactions or as otherwise permitted hereunder and under the Guarantee and Collateral Agreement) or release any significant Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (other than in connection with the consummation of the Ford Transactions and except as otherwise permitted hereunder and under the Guarantee and Collateral Agreement), in each case without the written consent of all Banks; (iv) add currencies as Foreign Currencies under this Agreement without the written consent of all Banks; (v) amend, modify or waive any provision of Section 11 without the written consent of each Agent; (vi) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Bank or (vii) amend, modify or waive any provisions of Section 2.13 or Section 2.15 without the written consent of the Majority Facility Banks in respect of each Facility adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Affiliates, the Banks, the Agents and all future holders of the Loans. In the case of any waiver, the Company, the Affiliates, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default or Event of Default - Bankruptcy waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or Event of Default - Bankruptcy, or impair any right consequent thereon.

     (b) Subject to the Intercreditor Agreement, except to the extent that this Agreement expressly provides for payments to be allocated to a particular Bank, if any Bank (a "Benefitted Bank") shall receive any payment of all or part of the Obligations owing to it in a greater proportion than any such payment to any other Bank, if any, in respect of the Obligations owing to such other Bank, such Benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of the Obligations owing to each such other Bank as shall be necessary to cause such Benefitted Bank to share the excess payment ratably with each of the Banks; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded and the purchase price returned, to the extent of such recovery, but without interest.

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                                                                              87


     (c) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company or any Loan Party, any such notice being expressly waived by any Loan Party to the extent permitted by applicable law, upon any amount becoming due and payable by the Company or any Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any Affiliate or any branch or agency thereof to or for the credit or the account of such Loan Party. Each Bank agrees promptly to notify the Company or the applicable Loan Party and the Administrative Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     12.9 SEVERABILITY

     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the extent permitted by law.

     12.10 SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     12.11 COUNTERPARTS

     This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Complete sets of counterparts shall be delivered to the Company, the Administrative Agent and the Banks.

     12.12 THIRD PARTY BENEFICIARIES

     Each of the Affiliates of the Company and each office, branch or affiliate of the Administrative Agent and the Banks which make Loans or issue Letters of Credit hereunder shall be a third party beneficiary of this Agreement.

     12.13 ELECTRONIC RECORDING

     The parties to this Agreement may electronically record any telephone communications with one another relating to any preliminary or final notices of any Borrowing or any extension and conversion of Loans pursuant to Section 2.6 or 2.7. In the event that any electronically recorded final notice of Borrowing or extension or conversion differs from the terms of the corresponding written notice of Borrowing or extension or conversion, the terms of the electronically recorded notice shall control.

     12.14 AGGREGATION OR COMPARISON OF AMOUNTS IN DIFFERENT CURRENCIES; CALCULATION OF CERTAIN FEES

     Whenever any provision of this Agreement requires the aggregation of two or more amounts denominated in different currencies (e.g., the aggregation of the principal amounts of Loans outstanding in different currencies), or the comparison of two amounts denominated in different currencies (e.g., the requirement that the principal amount of Foreign Currency Loans not exceed an amount expressed in United States dollars), such amounts denominated in a Foreign Currency shall be notionally converted, for purposes of such aggregation or comparison, to the Equivalent thereof in United States dollars, such that the result of such aggregation or comparison shall be an amount or amounts expressed in United States dollars. Similarly, whenever any provision of this Agreement requires the calculation of a fee as a per annum percentage of a particular amount, the amounts upon which such fee is to be calculated shall be notionally converted to the Equivalent thereof in United States dollars, so that the result of such calculation shall be a fee amount expressed in United States dollars.

     12.15 USA PATRIOT ACT

     Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.

     12.16 INTERCREDITOR AGREEMENT

     Each Bank acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and has agreed to the terms thereof. Each Bank hereby authorizes and directs JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to enter into the Intercreditor Agreement on behalf of the Banks.

     12.17 RESERVED

     12.18 WAIVER OF JURY TRIAL

     THE COMPANY AND THE AFFILIATES, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     12.19 EFFECT OF AMENDMENT AND RESTATEMENT OF THE EXISTING FIVE-YEAR REVOLVING CREDIT AGREEMENT.

     On the Effective Date, the Existing Five-Year Revolving Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in the Existing Five-Year Revolving Credit Agreement) under the Existing Five-Year Revolving Credit Agreement as in effect prior to the Effective Date and (b) such "Obligations" are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement.

     12.20 RELEASE OF GUARANTEES AND LIENS

     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document but subject to the Intercreditor Agreement, the Collateral Agent is hereby irrevocably authorized by each Bank (without requirement of notice to or consent of any Bank except as expressly required by Section 12.8) to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.8 or (ii) under the circumstances described in paragraph (b) below.

     (b) Subject to the Intercreditor Agreement, at such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        VISTEON CORPORATION


                                        By: /s/ James F. Palmer
                                            ------------------------------------
                                        Name: James F. Palmer
                                        Title: Executive Vice President, Chief
                                               Financial Officer and Acting
                                               Treasurer


                                        JPMORGAN CHASE BANK, N.A. as
                                        Administrative Agent and as a Bank


                                        By:  /s/ Robert P. Kellas
                                            ------------------------------------
                                        Name: Robert P. Kellas
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        CITICORP USA, INC., as Syndication Agent and as a Bank


                                        By:  /s/ Wayne Beckmann
                                            ------------------------------------
                                        Name: Wayne Beckmann
                                              ----------------------------------
                                        Title: Managing Director
                                               ---------------------------------


        SIGNATURE PAGE - VISTEON AMENDED AND RESTATED FIVE-YEAR REVOLVING
                                CREDIT AGREEMENT